                                                                     Exhibit 2.2






                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                CARLYLE & CO. JEWELERS, A DELAWARE CORPORATION,
              CARLYLE & CO. OF MONTGOMERY, AN ALABAMA CORPORATION,
                 J.E. CALDWELL CO., A PENNSYLVANIA CORPORATION

                                      AND

               MARKS BROS. JEWELERS, INC., A DELAWARE CORPORATION



                                 JUNE 19, 1998

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ARTICLE I
      PURCHASE AND SALE OF ASSETS. . . . . . . . . . . . . . . . . . .   -2-
      1.1  Agreement to Purchase and Sell. . . . . . . . . . . . . . .   -2-
            1.1.1   Transfer of Assets . . . . . . . . . . . . . . . .   -2-
            1.1.2   Excluded Assets. . . . . . . . . . . . . . . . . .   -6-
            1.1.3   Assumed Liabilities. . . . . . . . . . . . . . . .   -7-
            1.1.4   Excluded Liabilities.. . . . . . . . . . . . . . .   -8-
      1.2  Agreements Related to Sale Assets and Purchase Price. . . .   -10-
            1.2.1   Inventory and Fixed Assets.. . . . . . . . . . . .   -10-
            1.2.2   Accounts Receivable. . . . . . . . . . . . . . . .   -13-
            1.2.3   [Intentionally Omitted]. . . . . . . . . . . . . .   -14-
            1.2.4   [Intentionally Omitted]. . . . . . . . . . . . . .   -14-
            1.2.5   Leased Premises. . . . . . . . . . . . . . . . . .   -14-
            1.2.6   Memorandum; Consignment Merchandise; "Trade-Ins" .   -17-
            1.2.7   Repairs. . . . . . . . . . . . . . . . . . . . . .   -18-
            1.2.8   Payables.. . . . . . . . . . . . . . . . . . . . .   -18-
            1.2.9   Pro-ration of Certain Items. . . . . . . . . . . .   -19-
            1.2.10  Purchase Price.. . . . . . . . . . . . . . . . . .   -20-
            1.2.11  Time and Place of the Closing. . . . . . . . . . .   -21-
            1.2.12  Transfer of Assets . . . . . . . . . . . . . . . .   -22-
            1.2.13  Allocation of Purchase Price . . . . . . . . . . .   -22-

ARTICLE II
      REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . .   -22-
      2.1   Existence; Good Standing; Corporate Authority;
            Compliance with Law  . . . . . . . . . . . . . . . . . . .   -22-
      2.2   Authorization, Validity and Effect of Agreements . . . . .   -23-
      2.3   Title to Sale Assets . . . . . . . . . . . . . . . . . . .   -24-
      2.4   Financial Statements; Undisclosed Liabilities  . . . . . .   -25-
      2.5   Jewel Box Stores . . . . . . . . . . . . . . . . . . . . .   -26-
      2.6   Conduct of Business  . . . . . . . . . . . . . . . . . . .   -26-
      2.7   Compliance with Law  . . . . . . . . . . . . . . . . . . .   -26-
      2.8   Tax Returns  . . . . . . . . . . . . . . . . . . . . . . .   -27-
      2.9   [Intentionally Omitted]. . . . . . . . . . . . . . . . . .   -28-
      2.10  Hazardous Substances . . . . . . . . . . . . . . . . . . .   -28-
      2.11  Condition of Sale Assets . . . . . . . . . . . . . . . . .   -29-
      2.12  Leases . . . . . . . . . . . . . . . . . . . . . . . . . .   -29-



      2.13  Claimants . . . . . . . . . . . . . . . . . . . . . . . .   -30-
      2.14  Inventory; Special Orders; Layaways; Fixed Assets . . . .   -30-
      2.15  Personal Property . . . . . . . . . . . . . . . . . . . .   -31-
      2.16  Governmental Permits. . . . . . . . . . . . . . . . . . .   -31-
      2.17  Status of Contracts . . . . . . . . . . . . . . . . . . .   -32-
      2.18  Warranties and Return/Exchange Policies . . . . . . . . .   -33-
      2.19  Employee Benefits . . . . . . . . . . . . . . . . . . . .   -33-
      2.20  Broker. . . . . . . . . . . . . . . . . . . . . . . . . .   -33-
      2.21  Consents. . . . . . . . . . . . . . . . . . . . . . . . .   -34-
      2.22  Accounts Receivable . . . . . . . . . . . . . . . . . . .   -34-
      2.23  Prepaid Expenses. . . . . . . . . . . . . . . . . . . . .   -34-
      2.24  [Intentionally Omitted] . . . . . . . . . . . . . . . . .   -34-
      2.25  Employees . . . . . . . . . . . . . . . . . . . . . . . .   -34-
      2.26  Employee Relations. . . . . . . . . . . . . . . . . . . .   -35-

ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . .   -35-
      3.1   Existence; Good Standing; Corporate Authority;
              Compliance with Law . . . . . . . . . . . . . . . . . .   -35-
      3.2   Authorization, Validity and Effect of Agreements. . . . .   -36-
      3.3   Broker. . . . . . . . . . . . . . . . . . . . . . . . . .   -37-
      3.4   Consents. . . . . . . . . . . . . . . . . . . . . . . . .   -37-

ARTICLE IV
      COVENANTS AND AGREEMENTS. . . . . . . . . . . . . . . . . . . .   -37-
      4.1   Antitrust Law Compliance. . . . . . . . . . . . . . . . .   -37-
      4.2   Instruments of Transfer; Instruments of Assumption
              of Assumed Liabilities. . . . . . . . . . . . . . . . .   -38-
      4.3   Cooperation . . . . . . . . . . . . . . . . . . . . . . .   -38-
      4.4   Notification of Certain Matters . . . . . . . . . . . . .   -38-
      4.5   Interim Operation Period. . . . . . . . . . . . . . . . .   -39-
      4.6   Public Announcements. . . . . . . . . . . . . . . . . . .   -43-
      4.7   Sellers' Covenant Not to Compete or Solicit Business. . .   -43-
      4.8   Notifications . . . . . . . . . . . . . . . . . . . . . .   -45-
      4.9   Records . . . . . . . . . . . . . . . . . . . . . . . . .   -45-
      4.10  Sellers' Employees. . . . . . . . . . . . . . . . . . . .   -46-
      4.11  Buyer's Access to Leased Premises . . . . . . . . . . . .   -46-
      4.12  Discharge of Liabilities. . . . . . . . . . . . . . . . .   -46-
      4.13  Delivery of or Access to Records and Contracts. . . . . .   -47-
      4.14  Buyer Covenant Not to Solicit Business. . . . . . . . . .   -47-
      4.15  Servicing of Purchased Accounts Receivable. . . . . . . .   -47-
      4.16  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .   -48-



      4.17  Buyer's Grant of Limited Right to Use Name. . . . . . . .   -50-
      4.18  Sellers' Grant of Limited Right to Use Name . . . . . . .   -51-
      4.19  Agreement Regarding Merchandise . . . . . . . . . . . . .   -53-
      4.20  Further Assurances. . . . . . . . . . . . . . . . . . . .   -53-
      4.21  Dispute Resolution. . . . . . . . . . . . . . . . . . . .   -53-

ARTICLE V
      [INTENTIONALLY OMITTED] . . . . . . . . . . . . . . . . . . . .   -54-

ARTICLE VI
      CONDITIONS PRECEDENT TO CLOSING . . . . . . . . . . . . . . . .   -54-
      6.1   Buyer's Conditions to Closing . . . . . . . . . . . . . .   -54-
      6.2   Sellers' Conditions to Closing. . . . . . . . . . . . . .   -58-

ARTICLE VII
      TERMINATION AND ABANDONMENT . . . . . . . . . . . . . . . . . .   -60-
      7.1   Termination . . . . . . . . . . . . . . . . . . . . . . .   -60-
      7.2   Procedure Upon and Effect of Termination. . . . . . . . .   -61-

ARTICLE VIII
      INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . .   -61-
      8.1   Indemnification by Sellers. . . . . . . . . . . . . . . .   -61-
      8.2   Indemnification by Buyer. . . . . . . . . . . . . . . . .   -62-
      8.3   Conditions of Indemnification . . . . . . . . . . . . . .   -63-
      8.4   Limitation on Indemnification . . . . . . . . . . . . . .   -66-
      8.5   Section Misc. Indemnification Provisions. . . . . . . . .   -66-

ARTICLE IX
      SELLERS' EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . .   -67-
      9.1   Employment. . . . . . . . . . . . . . . . . . . . . . . .   -67-
      9.2   Employee Benefits . . . . . . . . . . . . . . . . . . . .   -69-
      9.3   Health Care Coverage. . . . . . . . . . . . . . . . . . .   -70-
      9.4   Employee Benefit Plans. . . . . . . . . . . . . . . . . .   -70-
      9.5   Sellers' Last Day of Business . . . . . . . . . . . . . .   -70-

ARTICLE X
      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .   -70-
      10.1  Expenses. . . . . . . . . . . . . . . . . . . . . . . . .   -70-
      10.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . .   -71-
      10.3  Assignment and Successors Bound . . . . . . . . . . . . .   -72-
      10.4  Headings. . . . . . . . . . . . . . . . . . . . . . . . .   -72-
      10.5  Entire Agreement and Time of the Essence. . . . . . . . .   -72-



      10.6   Counterparts. . . . . . . . . . . . . . . . . . . . . .    -72-
      10.7   Governing Law . . . . . . . . . . . . . . . . . . . . .    -72-
      10.8   Severability. . . . . . . . . . . . . . . . . . . . . .    -72-
      10.9   Confidential Nature of Information. . . . . . . . . . .    -73-
      10.10  Amendment and Waiver. . . . . . . . . . . . . . . . . .    -74-
      10.11  No Third Party Beneficiary. . . . . . . . . . . . . . .    -74-
      10.12  Dollar Amounts. . . . . . . . . . . . . . . . . . . . .    -74-
      10.13  Incorporation of Exhibits and Schedules . . . . . . . .    -74-
      10.14  Drafting. . . . . . . . . . . . . . . . . . . . . . . .    -74-
      10.15  Survival of Warranties. . . . . . . . . . . . . . . . .    -75-

ARTICLE XI
      CLOSING DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . .    -75-
      11.1   Sellers . . . . . . . . . . . . . . . . . . . . . . . .    -75-
      11.2   Buyer . . . . . . . . . . . . . . . . . . . . . . . . .    -75-

SIGNATURE PAGES. . . . . . . . . . . . . . . . . . . . . . . . . . .     68

NOTARIAL PAGES . . . . . . . . . . . . . . . . . . . . . . . . . . .  69-72


                            ASSET PURCHASE AGREEMENT



     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into the 19th day of June, 1998, by and between CARLYLE & CO. JEWELERS, a Delaware corporation ("CCJ"), CARLYLE & CO. OF MONTGOMERY, an Alabama corporation ("Montgomery"), and J.E. CALDWELL CO., a Pennsylvania corporation ("Caldwell"), (jointly referred to as "Sellers"); and MARKS BROS. JEWELERS, INC., a Delaware corporation ("Buyer").

     WHEREAS, CCJ and its direct and indirect subsidiaries are engaged in the retail jewelry business at various store locations under the trade names "Carlyle & Co.", "J.E. Caldwell Co.", "LaVake Jewelers" and "Jewel Box";

     WHEREAS, CCJ owns a retail jewelry store that operates under the "Carlyle & Co." trade name at Walnut Square, Dalton, Georgia (the "Dalton Store");

     WHEREAS, Caldwell owns a retail jewelry store that operates under the "Carlyle & Co." trade name at Lycoming Mall, Muncy, Pennsylvania (the "Muncy Store");

     WHEREAS, all stores affiliated with CCJ that operate under the "Jewel Box" trade name are listed on Schedule 1.2.5 hereto (the "Jewel Box Division") and are owned and operated by CCJ or Montgomery;

     WHEREAS, Montgomery is a wholly-owned subsidiary of CCJ and Caldwell is a wholly-owned subsidiary of Montgomery; and

     WHEREAS, Sellers desire to sell, and Buyer desires to purchase certain of the assets used by Sellers in the Dalton Store, the Muncy Store, and the Jewel Box Division for the consideration and upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, the provisions and the respective covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF ASSETS


       1.1  AGREEMENT TO PURCHASE AND SELL.

       1.1.1 TRANSFER OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, as defined in Section 1.2.11 of this Agreement, Sellers shall sell, grant, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Sellers, all of the assets, property and interests in property of Sellers described in Subsections

1.1.1(a) through 1.1.1(p), inclusive, in this Agreement. The assets of Sellers to be purchased by Buyer, as provided herein, are hereinafter referred to as the "Sale Assets".

           (a) Fixed Assets: All furniture, trade fixtures, showcases, floor cases, safes, telephones, facsimile equipment, office and other equipment (including all devices attached to or attachable to, and cables, couplers and similar items for use in connection with equipment, but excluding computers), office furnishings, signs, display cases and security systems owned by any Seller and located at the Dalton Store, the Muncy Store or a store in the Jewel Box Division, and, subject to the applicable lease, all of Sellers' right, title and interest in the leasehold improvements located at the Leased Premises (as hereinafter defined) on the Closing Date, including, without limitation, the fixed assets listed on:


            CCJ                                     Montgomery
            ---                                     ----------
Schedule 1.1.1(a)-7-Elkin                 Schedule 1.1.1(a)15-Martinsville
Schedule 1.1.1(a)-18-Norton               Schedule 1.1.1(a)-37-Danville
Schedule 1.1.1(a)-48-Winchester           Schedule 1.1.(a)-52-Anderson
Schedule 1.1.1(a)-55-Concord              Schedule 1.1.1(a)-80-Martinsburg Mall
Schedule 1.1.1(a)-58-Burlington           Schedule 1.1.1(a)-89-Hopkinsville
Schedule 1.1.1(a)-64-Rocky Mount          Schedule 1.1.1(a)-138-Martinsburg
Schedule 1.1.1(a)-70-Statesville                 Old Courthouse Square
Schedule 1.1.1(a)-74-Asheville            Schedule 1.1.1(a)-232-Jacksonville
Schedule 1.1.1(a)-87-Reidsville
Schedule 1.1.1(a)-129-Lynchburg                         Caldwell
Schedule 1.1.1(a)-126-Kinston
Schedule 1.1.1(a)-130-Elizabeth City      Schedule 1.1.1(a)-178-Muncy
Schedule 1.1.1(a)-132-Henderson
Schedule 1.1.1(a)-153-Raleigh
Schedule 1.1.1(a)-161-Goldsboro
Schedule 1.1.1(a)-165-Kingsport
Schedule 1.1.1(a)-181-Hickory
Schedule 1.1.1(a)-215-Fayetteville
Schedule 1.1.1(a)-216-Durham
Schedule 1.1.1(a)-217-Greensboro
Schedule 1.1.1(a)-218-Asheboro
Schedule 1.1.1(a)-225-Winston-Salem
Schedule 1.1.1(a)-228-Cary
Schedule 1.1.1(a)-234-Monroe
Schedule 1.1.1(a)-238-Pineville
Schedule 1.1.1(a)-240-Salisbury
Schedule 1.1.1(a)-242-Jacksonville
Schedule 1.1.1(a)-191-Dalton


      and any additions and improvements thereto, and any replacements, alterations, and deletions thereto which are made in the ordinary course of business, consistent with past practice, or which are approved in advance by Buyer, in each case made between the date of this Agreement and the date of Closing, save and except computers and other items through which a line has been drawn (the "Fixed Assets");

           (b) Leased Premises: Subject to Section 1.2.5, all of Sellers' right, title and interest in and to the leases for the Muncy Store location, the Dalton Store location, and the Jewel Box Division store locations listed on Schedule 1.2.5 attached hereto and incorporated herein by reference (collectively, the "Leased Premises");

           (c) Jewel Box Trade Name: Subject to Section 4.17 of this Agreement, all of Sellers' right, title and interest in and to the name "Jewel Box" and any related or similar trade names, trademarks, service marks, trade dress or logos used by any Seller to the extent the same incorporate the words "Jewel Box" therein, and any goodwill associated therewith.

           (d) [Intentionally Omitted]

           (e) Drawings: All drawings, blueprints, and specifications owned by any Seller and in the possession of any Seller or its affiliates and related to the stores at the Leased Premises, and any copyrights of any Seller therein, but subject to any third party rights therein;

           (f) Sales Literature: All catalogues, brochures, sales literature, promotional material, and other selling material of Sellers located at the Leased Premises, or used solely in connection with the Jewel Box Division and any copyrights of any Seller therein;

           (g) Records and Files: All customer and supplier lists, inventory records, agreements, customer account cards (if any), files and financial records pertaining to Sellers' respective businesses at the Leased Premises or the Sale Assets, including, without limitation, copies of all records and files with respect to employees of CCJ, Montgomery, or Caldwell related to their business at the Leased Premises who are employed by Buyer after the Closing; provided that delivery of any documents regarding an employee's medical condition or history shall be delivered only if required by law and then only to the extent required by law and, if the delivery of any such document requires (by law) the written consent of the employee, then only with such employee's prior written consent; and provided further, that, subject to the restrictions contained in this Agreement, including without limitation in Sections 4.7(c), 4.7(f) and 10.9 hereof, Sellers may retain possession of a copy of all records and files described herein except that with respect to records and files that relate to customers, Sellers may retain possession of a copy of any such records only as permitted under and in accordance with Section 4.7(f); and provided further, that all records and files delivered to Buyer hereunder shall be provided to Buyer in paper format and, to the extent that such information is available on disc, tapes, or other computer-related storage media and is maintained separately from the records and files of the Sellers relating to their respective businesses which are not being sold hereunder, such discs, tapes and other computer-related storage media shall also be provided to Buyer;

           (h) Licenses and Permits: All licenses and permits for the operation of Sellers' stores at the Leased Premises that are legally transferable;

           (i) Contracts: All rights and interest of Sellers in, to and under the contracts, commitments, purchase orders, agreements, licenses, and leases of personal property listed on Schedule 1.1.1(i) and, subject to
      Section 4.5 hereof, any additions, replacements and alterations made thereto between the date of this Agreement and the date of Closing made in the ordinary course of business consistent with past practice (the "Assumed Contracts");

           (j) Inventory, Special Orders, Layaways: The Inventory (as defined in Section 1.2.1);

           (k) Supplies: All supplies used by Sellers in their respective businesses at the Leased Premises or used in connection with the Jewel Box Division, the Dalton Store or the Muncy Store (collectively the "Supplies"), including stationary, envelopes, repair envelopes, boxes, bags, and giftwrap items, and any item imprinted with the Jewel Box trade name, including Supplies located at the Leased Premises, Jewel Box Division Supplies located at CCJ's home office, and at vendor or warehouse locations (including the 854 Huffman Street, Greensboro, North Carolina location), and supplies and tangible personal property related to the Assumed Contracts;

           (l) Prepaid Expenses: All benefits and rights arising from prepaid expenses of Sellers actually paid by Sellers prior to the Closing Date and attributable to post-Closing periods in connection with the operation of the Jewel Box Division, the Dalton Store and the Muncy Store, including, without limitation, (i) ad valorem and other property Taxes,
      (ii) [intentionally omitted], (iii) all refundable security deposits paid by Sellers with respect to the Assumed Contracts, (iv) pre-paid expenses to outside vendors for Special Orders that have not been reimbursed to Sellers and charges paid (including payments and accruals as they relate to the Ned. W. Cohen Service Center) for Repairs (as hereinafter defined) in the ordinary course of business and in accordance with Sellers' standard practice by the Dalton Store, the Muncy Store, and the Jewel Box Division stores for Repairs by the Ned W. Cohen Service Center, outside vendors or trade shops for repairs that are completed or in process and are to be returned to Buyer for delivery to the customer and for which Buyer is entitled to payment from the customer, (v) charges related to licenses and permits transferred to Buyer, and (vi) rent and all other charges under Sellers' Leases, as hereinafter defined, and the Assumed Contracts, all as listed on Schedule 1.1.1(l) (to be provided in accordance with Section 6.1(o)) (collectively the "Prepaid Expenses"). Notwithstanding the foregoing, it is understood and agreed that as to all utility charges and deposits, Buyer shall make arrangements to open a new account with each such utility provider, including landlords of the Leased Premises, as applicable (the "Utility Provider"), in Buyer's name, shall pay any required deposit, and shall provide the Utility Provider notice to send a final bill to CCJ for all charges through and including the day prior to the Closing Date and to bill Buyer for all charges on and after the Closing Date. Sellers shall be responsible for obtaining repayment of all utility deposits paid by them to any such Utility Provider and shall terminate their arrangement for utilities at the Leased Premises on the day prior to the Closing Date;

           (m) Accounts Receivable: The Purchased Accounts Receivable (as defined in Section 1.2.2).

           (n) Repairs:  Repairs as provided in Section 1.2.7;

           (o) Telephone Numbers, etc.: Sellers' interest in and to all telephone and facsimile numbers and other directory listings utilized solely in connection with the Jewel Box Division or the Leased Premises; and

           (p) Sellers' right, title and interest in and to all merchandise returned by a customer to a Jewel Box Division Store, the Dalton Store or the Muncy Store after the Closing.

           1.1.2 EXCLUDED ASSETS. Notwithstanding the provisions of Section 1.1.1, the Sale Assets shall not include the following (herein referred to as the "Excluded Assets"):

           (a) cash on hand and on deposit in banks or other financial institutions, cash equivalents and investments;

           (b) except as otherwise provided in this Agreement, any and all causes of action and claims of Sellers arising out of or relating to transactions prior to the Closing Date;

           (c) claims for refunds of Taxes and other governmental charges for periods ending prior to the Closing Date and any unemployment insurance credits;

           (d) claims or rights against third parties relating to liabilities or obligations which are not assumed by Buyer hereunder;

           (e) all consignment or memorandum merchandise and all merchandise which has been traded in by customers for new merchandise ("trade-ins");

           (f) all Deposits (as defined in Section 1.2.8) (but the amount of Deposits (excluding utility deposits, which shall be an Excluded Asset) shall be a purchase price deduction as provided in Section 1.2.10);

           (g) all computers, computer programs and software, computer accessories, monitors, modems, and other computer related equipment;

           (h) pension, profit sharing or savings plans and trusts and the assets thereof;

           (i) all insurance policies relating to the Jewel Box Division, the Dalton Store and the Muncy store, including policies or plans related to property, liability, health and workers' compensation insurance and life or other insurance on the officers of Sellers;

           (j) Minute Books and stock ledgers of Sellers or their predecessors in interest;

           (k) Fixed Assets listed on the attached Schedule 1.1.1(a) (to be provided in accordance with Section 6.1(o)) through which a line has been drawn;

           (l) except as specifically provided in Section 4.18, the "Carlyle & Co.", "Carlyle & Co. Jewelers", "J.E. Caldwell", "J.E. Caldwell Co.", "J.E. Caldwell & Co.", and "LaVake" names or trade names, and any variation thereof using the name "Carlyle", "J.E. Caldwell", "Caldwell" or "LaVake";

           (m) any inventory or Sellers' leases that become Excluded Assets under Sections 1.2.1, 1.2.10 and 1.2.5;

           (n) subject to Section 4.15, the FDR Contract (as hereinafter defined);

           (o) all utility deposits paid by Sellers to a Utility Provider prior to Closing;

           (p) any rights with respect to CCJ's home office real estate; and

           (q) any inventory described as an Excluded Asset under Section 1.2.1(d) hereof.

           1.1.3 ASSUMED LIABILITIES. On the Closing Date, Buyer shall deliver to Sellers the Instrument of Assumption pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of Sellers in accordance with their respective terms and subject to the respective conditions thereof:

           (a) all liabilities and obligations of Sellers to be paid or performed after the Closing Date under the Assumed Contracts, except in each case, to the extent such liabilities and obligations, but for a breach or default by a Seller, would have been paid, performed, or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default;

           (b) all liabilities in respect of Taxes for which Buyer is liable pursuant to Section 4.16;

           (c) Sellers' liabilities and obligations with respect to Repairs to be paid or performed after the Closing Date, except in each case, to the extent such liabilities and obligations, but for a breach or default by a Seller, would have been paid, performed, or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default, and those obligations with respect to Repairs as set forth in Section 1.2.7(b);

           (d) the Payables as described in Section 1.2.8;

           (e) the obligations of Buyer with respect to Sellers' Leases as provided in Section 1.2.5; and

           (f) the obligations of Sellers under their exchange/return policy attached hereto as Schedule 2.18 with respect to customer returns and exchanges made after the Closing Date and in accordance with such policy with respect to items purchased prior to the Closing Date ("Returns and Exchanges").

      All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the "Assumed Liabilities".

           1.1.4 EXCLUDED LIABILITIES. Buyer shall not assume or be obligated to pay, perform, or otherwise discharge any liability or obligation of Sellers, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to this Agreement, the assignment of Sellers' Leases or the Instrument of Assumption (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities") and, notwithstanding anything to the contrary in Section 1.1.3, none of the following shall be Assumed Liabilities for purposes of this Agreement:

           (a) any liabilities in respect to Taxes for which Sellers are liable pursuant to Section 4.16;

           (b) any intercompany payables and other liabilities or obligations of the Jewel Box Division or Montgomery or Caldwell to CCJ or any of its subsidiaries, except with respect to Payables to the extent, and only to the extent, such Payables relate to Repairs;

           (c) except for costs and expenses to be incurred by Buyer in accordance with Sections 4.15 and 9.1(a) and any costs and expenses to be incurred by Buyer in connection with the assignment of Sellers' Leases as specifically provided for herein, any costs and expenses incurred by any of the Sellers incident to the negotiation and preparation of this Agreement and the performance and compliance by Sellers with the agreements and conditions contained herein;

           (d) any liabilities or obligations in respect of any Excluded
      Assets;

           (e) except as provided in Section 9.1, any obligations or liabilities to any employees of the Sellers, to any labor organization that represents such employees, or to any governmental authority or regulatory body (a "Governmental Body") in respect of such employees, including, without limitation, any obligations arising out of Requirements of Law (as herein defined), any employment agreement or employee benefit plan, policy, or arrangement, or as a result of the transactions contemplated by this Agreement;

           (f) any product liability or similar claims for injury to person or property, regardless of when made or asserted, relating to products sold by a Seller or services performed by a Seller on or prior to the Closing Date;

           (g) any liabilities and obligations of any Seller related to, associated with or arising out of (i) the occupancy, operation, use or control of any of the Leased Premises by any Seller on or prior to the Closing Date or (ii) the operation of the Jewel Box Division, the Dalton Store or the Muncy Store on or prior to the Closing Date, in each case incurred by or imposed upon a Seller by any Environmental Law (as hereinafter defined);

           (h) any liability related to un-redeemed gift certificates issued by Sellers;

           (i) any liabilities relating to any Sale Assets that constitute escheatable property prior to the Closing Date;

           (j) any obligations or liabilities arising from any Seller's failure to comply with any truth-in-lending or other consumer credit protection statutes, laws, rules or regulations; and

           (k) any liability in respect of inventory described as an Excluded Liability under Section 1.2.1(d) hereof.

      1.2  AGREEMENTS RELATED TO SALE ASSETS AND PURCHASE PRICE.

           1.2.1  INVENTORY AND FIXED ASSETS.

           (a) CCJ shall cause to be taken a physical inventory of all inventory (collectively, the "Preliminary Inventory") owned by Sellers relating to the Jewel Box Division, the Dalton Store or the Muncy Store, including without limitation, all goods that are in the ordinary course either special order merchandise ("Special Orders") or layaway merchandise ("Layaways"), located (i) at the Leased Premises and (ii) at CCJ's home office or at A&B Distributing (which, with respect to items located at CCJ's home office or at A&B Distributing, shall include only items that are of the same character and nature of merchandise historically carried in the stores of the Jewel Box Division, the Dalton Store and the Muncy Store and shall not include any merchandise identified by CCJ store SKU numbers (except for departments 89, 90 and 95 and "gift" departments and except for items that have been introduced in and sold from Jewel Box Division stores) and shall not include any new "test" items which have been recently introduced to the stores of the Jewel Box Division (other than replacement items) ("New Items") to the extent such items are ordered after the date hereof ("Central Inventory")).

           Such physical inventory shall be conducted by such persons or entity as may be reasonably designated by CCJ, beginning on the eleventh (11th) day prior to the Closing Date or on such other date as Sellers and Buyer shall mutually agree (the "Inventory Date"); provided that all physical inventories shall be completed by the eighth (8th) day prior to the Closing Date. No less than twenty-one (21) days prior to the Inventory Date, CCJ shall provide Buyer with a schedule of the dates and times at which the physical inventory shall be taken at each of the Leased Premises and other locations at which any Preliminary Inventory are located. Buyer shall be entitled to have one or more representatives present at the date, time, and place scheduled for each physical inventory. Each physical inventory shall be conducted in accordance with CCJ's physical inventory procedures consistent with past practice, provided that Buyer's representative shall have the opportunity to submit such physical inventory to reasonable testing. Preliminary Inventory shall not include any goods held on consignment or memorandum or any "trade-ins", and any items that, pursuant to Section 1.2.1(b), are agreed or determined to be broken or damaged, which for purposes of example only shall include, but not be limited to, merchandise with defects such as a missing stone, an unworkable clasp, a kinked chain, or a watch with a shattered crystal or missing stem, it being understood that merchandise that is simply shop-worn shall not be deemed broken or damaged.

           After the conclusion of all physical inventories (but in any event at least three (3) days prior to the Closing Date), CCJ shall provide Buyer with a spreadsheet accurately showing a compilation of each physical inventory (as reconciled by CCJ in accordance with its physical inventory procedures consistent with past practice, subject to Buyer's review and reasonable approval), including, as to each item of Preliminary Inventory, including Layaways and Special Orders, Sellers' FIFO book value ("Sellers' Book Value") for each such item of Preliminary Inventory. If Buyer does not agree with the accuracy and completeness of said spreadsheet, then the respective Presidents of Buyer and CCJ shall attempt to resolve any such dispute in good faith. If the dispute remains unresolved after such good faith attempt, then such dispute shall be resolved by arbitration in Greensboro, North Carolina, as provided in
      Section 4.21, and in any event, such dispute shall not delay Closing as to all other items unless Sellers' Book Value with respect to all items in dispute is in excess of $20,000.

           At the conclusion of the last physical inventory, the stores of the Jewel Box Division, the Dalton Store and the Muncy Store for which consents of assignment to the applicable Sellers' Leases have been obtained shall be temporarily closed as of such completion date through the Closing Date, if permitted under the Sellers' Lease or the applicable consent of assignment.

           It is understood and agreed that other than September Inventory (as hereinafter defined), Off-Premise Merchandise (as hereinafter defined) shall not be included in Preliminary Inventory (or "Inventory" as defined below). "Off-Premise Merchandise" means those items of merchandise (excluding Special Orders) related to the stores at the Leased Premises and the Jewel Box Division that, as of the completion of the applicable physical inventory, are located at a vendor as work in process or open order merchandise. "September Inventory" means Off-Premise Merchandise, up to a maximum amount of $100,000, that is received after the completion of the applicable physical inventory and by the close of business on September 30, 1998 at a store at the Leased Premises purchased hereunder on the Closing Date or at A&B Distributing for distribution to any such store. Such Special Orders and such Off-Premise Merchandise that Sellers expect to be delivered after the completion date of the applicable physical inventory and prior to the close of business on September 30, 1998 to a Jewel Box Division store, the Dalton Store, the Muncy Store or A&B Distributing, shall not be subject to physical inventory as herein provided, but shall be identified on Schedule 2.14(f)(i), as updated to the Closing Date (including Sellers' Book Value thereof); subject to
      Section 1.2.10(b)(iii), such Special Orders and the September Inventory shall be included in "Inventory" as defined below.

           (b) Sellers shall instruct the Sellers' representative to remove or set aside all broken and damaged items from each physical inventory and exclude such items from such physical inventory. At the time and place of each physical inventory any item that Buyer's representative contends is broken or damaged as described in Section 1.1.2(a) shall be delivered to Sellers' representative, a list of each such item by location shall be prepared, the item shall be separated from other merchandise, and shall be boxed and retained by Sellers' representative. If Sellers' representative agrees that the item is damaged or broken as defined in
      Section 1.1.2(a), then the item shall not be included in the Preliminary Inventory. If Sellers' representative does not agree that the item is damaged or broken, then the physical inventory shall proceed to completion at all locations, at which time Buyer and Sellers shall, in good faith, attempt to promptly negotiate a mutually acceptable decision with regard to all items the damaged or broken condition of which is in dispute. If the parties are unable to resolve their dispute, then such dispute shall be submitted to the respective Presidents of Buyer and CCJ for resolution. If the dispute remains unresolved after their good faith attempt to resolve it, then such dispute shall be resolved by arbitration in Greensboro, North Carolina, as provided in Section 4.21, and in any event, such dispute shall not delay Closing as to all other items, unless Sellers' Book Value of the items in dispute is in excess of $20,000;

           (c) If Sellers' Book Value for Preliminary Inventory (including Layaways) based on the physical inventories taken pursuant to Section 1.2.1(a) exceeds $3,400,000 with respect to Central Inventory or $10,000,000 with respect to Preliminary Inventory located at the Leased Premises (the "Jewel Box Inventory"), then (unless Buyer agrees to purchase all the Preliminary Inventory) Sellers shall choose and exclude from such Preliminary Inventory and retain as an Excluded Asset an amount of Central Inventory (excluding Special Orders) equal to the sum of (i) the excess Central Inventory plus (ii) the excess Jewel Box Inventory, in each case based on the Sellers' Book Value of such Preliminary Inventory and the respective caps set forth above; and

           (d) Immediately following each physical inventory referred to in
      Section 1.2.1(a), CCJ shall box and seal all Preliminary Inventory and shall protect all Preliminary Inventory and Fixed Assets at that location from loss or removal. With respect to stores which may not remain closed after the conclusion of the physical inventories due to a landlord's failure to consent to such closure, Sellers may continue to make sales in the ordinary course of business reasonably consistent with past practice and reasonably consistent with Section 4.5 of this Agreement, however, Sellers shall not make any sales of Preliminary Inventory and all inventory stocked in such stores after the completion of the applicable physical inventory shall be an Excluded Asset and all obligations and liabilities relating thereto shall be an Excluded Liability; provided that, during that period, Sellers may receive payments in respect of Layaways and Special Orders and make deliveries of completed Layaways and Special Orders. In the event no Closing takes place, Sellers shall retain all of their rights in the Inventory, Fixed Assets, Special Orders, and Layaways.

           (e) [Intentionally Omitted].

           (f) The Preliminary Inventory, based on the physical inventories taken pursuant to Section 1.2.1(a), as adjusted pursuant to Section 1.2.1(a), (b) and (c), shall be referred to herein as the "Inventory".

           (g) With respect to any Off-Premise Merchandise (other than September Inventory), Buyer shall have no obligation to accept such inventory and shall have no other obligations or liabilities with respect thereto.

           1.2.2  ACCOUNTS RECEIVABLE.

           (a) The "Purchased Accounts Receivable" shall mean the accounts receivable and trade accounts receivable, without recourse but subject to the representations, warranties and covenants contained herein, (collectively, the "Accounts Receivable") generated by the Dalton Store, the Muncy Store and the Jewel Box Division as listed on Schedule 2.22(b) hereto, as updated to the close of business on the day of the last physical inventory conducted prior to the Closing as contemplated in Section 1.2.1(a) of this Agreement. To the extent that the face amount of the Purchased Accounts Receivable exceeds $8,000,000 (the amount of such excess Purchased Accounts Receivable being referred to herein as the "Excess Accounts Receivable"), the purchase price calculation shall be made based on a discount to face value with respect to the Excess Accounts Receivable as provided in Section 1.2.10(a) hereof.

     Any claim, liability, cost, expense or demand for adjustment, refund, or replacement related to, arising out of or in any way connected with any such Purchased Accounts Receivable shall be the sole responsibility, liability and expense of Buyer.

           1.2.3  [INTENTIONALLY OMITTED].

           1.2.4  [INTENTIONALLY OMITTED].

           1.2.5 LEASED PREMISES. (a) Subject to the satisfaction of all of the conditions herein and the consummation of all transactions provided for in this Agreement, Sellers will assign to Buyer, effective on the Closing Date, all of their right, title and interest in and to the leases for the Leased Premises ("Sellers' Leases") and except with respect to percentage rent as described in
Section 1.2.5(c) below, Buyer shall assume and agree to observe, pay, perform and be bound by all obligations of the tenant in Sellers' Leases arising on or after the Closing Date, and any and all annual adjustments by the landlord on or after the Closing Date, but related to the lease year or accounting year in which the Closing Date occurs, to Sellers' estimated share of common area maintenance expenses, taxes, insurance and other estimated charges under Sellers' Leases, whether or not such adjustments include periods of time prior to the Closing Date, the intention of the parties being that Buyer shall pay as part of the purchase price for the Sale Assets any and all of such increases in lease charges resulting from post-Closing adjustments by landlord pursuant to Sellers' Leases.

      (b) Sellers and Buyer agree that, through their principals and officers, they will fully cooperate with and assist each other in negotiations and contacts related to the assignment of Sellers' Leases, and landlord's and mortgagee's consent to the assignment of Sellers' Leases, including the following:

           (i) agreement that Buyer may operate the Muncy Store and Dalton Store under the trade name "Whitehall Co. Jewellers", "Lundstrom Jewelers" and "Marks Bros. Jewelers";

           (ii) agreement that Buyer may operate the Jewel Box Division stores under any of the trade names referred to in clause (i) above;

           (iii) agreement that Sellers may close for business at each of the Leased Premises upon the conclusion of the final physical inventory conducted pursuant to Section 1.2.1(a) of this Agreement, for up to 11 days prior to and including the Closing Date for the purpose of preparing to vacate the premises and transfer possession to Buyer on the assignment date and that the Leased Premises may remain closed for up to an additional three (3) days after the Closing Date to allow Buyer to prepare for the reopening of the stores located the Leased Premises;

           (iv) agreement that Buyer may have a reasonable period of time beginning at the conclusion of the last physical inventory conducted prior to the Closing pursuant to Section 1.2.1(a) of this Agreement (with the consent of CCJ) within which to assemble Point of Sale items and fixtures and to prepare generally for the opening of business;

           (v) a representation by each landlord that no other party's consent is required to the effectiveness of the lease assignment;

           (vi) subject to the terms of this Agreement, a release of Sellers from any post-closing liability under Sellers' Leases or an agreement that Sellers will be released from any further liability under any of Sellers' Leases from and after the effective date of extension or renewal upon the extension or renewal of any of Sellers' Leases by Buyer in accordance with the terms of such Sellers' Leases;

           If Sellers are not released from any further liability under any of Sellers' Leases from and after the effective date of assignment or expiration of the initial term, as the case may be, then the current term of such lease may be extended provided that Buyer hereby agrees to continue to indemnify and hold harmless Sellers from any liability, claim, demand, damage, and expense, including without limitation, attorneys' fees, arising out of or in any way related to Buyer's failure to be solely responsible for, pay and perform all obligations due from the tenant under such lease from and after the effective date of assignment or expiration of the initial term, as the case may be, and this Agreement shall survive the Closing.

           (vii) agreement that Buyer may use the phrase "Carlyle & Co." on any store signs or displays to be placed at the Dalton Store or Muncy Store as contemplated in Section 4.18 of this Agreement; and

           (viii) each landlord's agreement to the substance of the lease amendment attached hereto as Schedule 1.2.5(ix) and such other amendments as shall be reasonably requested by Buyer after its review of Sellers' Leases in accordance with Section 6.1(o).

           Notwithstanding the foregoing, only subparagraphs (b)(i), (b)(ii) and the agreement with respect to the assignment provision contained on
      Schedule 1.2.5(ix) (except for clause (b) therein which shall not be a condition precedent) shall be conditions precedent to Buyer's and Sellers' agreement to an assignment of Lease.

      (c) The Sellers, on the one hand, and Buyer, on the other hand, shall be responsible vis-a-vis one another and shall pay their respective pro rata share of any percentage rent due under a Sellers' Lease that has been assigned to Buyer hereunder for the lease year in which such assignment occurs based on the same proportion as Sellers' gross sales, on the one hand, and Buyer's gross sales on the other hand, for such lease year bear to all gross sales for that lease year, and this Agreement shall survive the Closing. By way of example, in the event that the breakpoint for calculating percentage rent for a given lease year is $1,200,000 and Sellers' gross sales for such lease year are $1,200,000 and Buyer's gross sales for such lease year are $400,000, then based on a percentage rent of 6% (or $24,000 with respect to an aggregate of $1,600,000 gross sales), Sellers shall be responsible for 75% (i.e. Sellers' gross sales of $1,200,000 divided by total gross sales of $1,600,000) of the percentage rent, or $18,000, and Buyer shall be responsible for 25% (i.e. Buyer's gross sales of $400,000 divided by total gross sales of $1,600,000) of the percentage rent, or $6,000. Sellers shall receive credit for any portion of their pro rata share of percentage rent for which such Sellers are responsible under this Section 1.2.5(c) to the extent Sellers have already made such payments to the landlord prior to the Closing.

     (d) Buyer and Sellers mutually agree that this Agreement creates no obligation whatsoever upon Sellers to agree to make any payment to secure such lease assignments (other than document review charges as provided in the next sentence). With respect to each Seller's Lease, if such lease provides for a document fee to be paid in connection with an assignment of such lease, Seller shall be responsible for such payment, and if such lease does not so provide, Buyer shall be responsible for any document review fee imposed by the landlord in connection with the assignment of lease; and in any event, any costs and expenses incurred in connection with obtaining specific provisions in a Sellers' Lease requested by Buyer shall be borne by Buyer.

     (e) To the extent a landlord fails to consent to, or refuses to consent to, an assignment of lease to Buyer as of the Closing Date with respect to one or more of Sellers' Leases which contains at least the agreements set forth in Sections 1.2.5 (b)(i), (b)(ii) and the substance of the agreement with respect to the assignment provision referred to in Schedule 1.2.5(ix) (except for clause (b) therein) (unless Buyer agrees to assume such lease notwithstanding the foregoing), then the Leased Premises relating to such Sellers' Leases and the leasehold improvements located thereat, fixed assets, personal property, accounts payable, trade accounts and other assets and agreements relating thereto, shall not be purchased or assumed by Buyer and shall be considered Excluded Assets hereunder and any liabilities relating thereto shall be Excluded Liabilities; and Sellers agree that they will not assign or transfer any such Excluded Assets or Excluded Liabilities to any of the other Leased Premises. Notwithstanding the foregoing, Buyer shall purchase on the Closing Date the Inventory and Purchased Accounts Receivable relating to the aforementioned Leased Premises.

     (f) In the event that any landlords have not consented to an assignment of lease as described in Section 1.2.5(e) above, after the Closing occurs as provided herein, the respective Presidents of Buyer and CCJ shall continue to use good faith efforts, through February 28, 1999, to secure such lease assignments; if they succeed by such date, Buyer shall purchase the fixed assets relating to all such Leased Premises at a purchase price equal to Seller's Fixed Asset Value for such fixed assets.

           1.2.6 MEMORANDUM; CONSIGNMENT MERCHANDISE; "TRADE-INS". Buyer is not purchasing Sellers' rights in memorandum and consignment merchandise or "trade-ins" or assuming any of Sellers' obligations under any agreements related to such merchandise. Sellers shall, at their sole cost and expense, make arrangements to remove all memorandum and consignment merchandise and "trade-ins" from the Leased Premises prior to the Closing Date.

           1.2.7 REPAIRS. (a) "Repairs" shall mean all Jewel Box Division store, Dalton Store and Muncy Store customer items (whether located at such stores or at the Ned W. Cohen Service Center, outside vendors or trade shops for repair) that has been repaired for a customer, is in the process of being repaired for a customer, or is scheduled to be repaired for a customer, but has not yet been delivered to or paid for by the customer as of the Closing Date ("Repairs"). Sellers shall prepare and deliver to Buyer prior to Closing
Schedule 2.14(i) of Repairs showing item repaired, item to be repaired, repairs required and location of the item as of the Closing Date, which Schedule shall also include the aggregate "costs" incurred by Sellers relating to such repairs (including without limitation such costs as they relate to the Ned W. Cohen Service Center). At and subject to Closing, Sellers shall assign to Buyer all of Sellers' right, title and interest in the Repairs, wherever located, including but not limited to Sellers' right to payment from the customer for Repairs. As to all items of merchandise that have not been repaired at the Closing, such Repairs will be delivered to Buyer AS IS. As used in this Section 1.2.7, the term "costs" for completed Repairs that have been delivered to a store at the Leased Premises purchased hereunder on the Closing Date shall be the aggregate of the customer purchase price for such Repairs multiplied by 67.16%; and "costs" for all other Repairs shall be the actual aggregate amount of such costs.

     (b) Except for product liability or claims for injury to person or property, and except for any obligations or liabilities relating to Repairs that are not identified on Schedule 2.14(i) and that are not actually delivered to a store at the Leased Premises purchased hereunder (which obligations and liabilities shall be the sole responsibility of Sellers), any claim, liability, cost, expense or demand for adjustment related to, arising out of, or in any way connected with, any claimed deficiency or defect in repair work performed by or for Sellers with respect to Repairs shall be the sole responsibility and expense of Buyer.

           1.2.8 PAYABLES. Effective on the Closing Date and subject to Closing, Buyer shall assume the following obligations of Sellers:

           (a) all obligations of Sellers with respect to the following: (i) all customer deposits or payments received by Sellers prior to the Closing Date for Special Orders, Layaways and Repairs which are described on
      Schedule 1.2.8 (to be provided in accordance with Section 6.1(o)), as updated as of the Closing (which Schedule shall also contain a copy of Sellers' policies and practices regarding Layaways and Special Orders and shall not include any such deposits or payments that are, prior to the Closing Date, escheatable) provided that the asset associated therewith, if any, is transferred to Buyer as a condition thereof, and provided further, that the omission of any item from such list shall not affect Buyer's liability therefor so long as the asset associated therewith is transferred to Buyer (collectively, the "Deposits"); (ii) all customer account credit balances (to the extent not already reflected in the accounts receivable balances) described on Schedule 1.2.8 (to be provided in accordance with Section 6.1(o)), as updated as of the Closing (collectively "Customer Credits"); and (iii) Sellers' unpaid allocable portion of the pro-rated items referred to in Section 1.2.9 of this Agreement, if any, (the Deposits, Customer Credits and Sellers' unpaid portion of the pro-rated items are collectively referred to hereinafter as the "Payables"); and

           (b) all obligations to customers of the stores at the Leased Premises in respect of the Layaways, Special Orders and Repairs.

           1.2.9  PRO-RATION OF CERTAIN ITEMS.

      (a) Utilities. Sellers shall be solely responsible for and pay all charges for water, gas, heat, electricity, air conditioning, sewer and any other utility used upon or furnished to the Leased Premises prior to the Closing Date and Buyer shall be solely responsible for and pay all such charges for utilities used upon or furnished to the Leased Premises thereafter. Should either party receive bills or statements for utilities used upon or furnished to the Leased Premises for which the other is responsible, it shall promptly forward them to the responsible party for payment.

      (b) Lease Payments. Sellers shall be solely responsible for all fixed or estimated payments for which the tenant is obligated under or arising out of Sellers' Leases, including without limitation, rent, charges for Merchants Association dues, Media Fund charges, property taxes, insurance, and common area maintenance expenses, but not including any underpayment of any such charges that are estimated and annually adjusted to actual expenses, allocable to the time period up to and including the day prior to the Closing Date; and subject to Section 1.2.5(c), Buyer shall be responsible for payment of all annual adjustments, as provided in Section 1.2.5, and all charges, performance of all obligations due and entitled to all rights of the tenant in or arising out of Sellers' Leases allocable to the time period on and after the Closing Date.

      (c) Prepayments. All charges prepaid by Sellers related to the Dalton Store, the Muncy Store, and the Jewel Box Division, including without limitation, payments pursuant to Sellers' Leases, shall be paid by Buyer to Sellers as part of the Purchase Price or, as appropriate, pro-rated between Buyer and Sellers as of the Closing Date and Buyer shall pay to Sellers' their portion thereof as a part of the Purchase Price at Closing. At or before the Closing, CCJ shall deliver to Buyer a statement showing the computation of such prepaid charges.

      (d) Taxes.  Liability for Taxes shall be determined in accordance with
Section 4.16.

      (e) Costs and Expenses. Except as otherwise provided in this Agreement, Sellers shall be responsible for all costs and expenses attributable to the operation of the Jewel Box Division, the Dalton Store and the Muncy Store, and the ownership of the Sale Assets up to Closing, and

Buyer shall be responsible for all costs and expenses attributable to the operation of such business or ownership of the Sale Assets from and after Closing.

      (f) Prepaid Expense and Assumed Liability. The aggregate amount of Buyer's allocable portion of the prorated items that actually have been paid by Sellers prior to the Closing Date shall be treated as a Prepaid Expense. The aggregate amount of Sellers' allocable portion of the prorated items that have not actually been paid by Sellers prior to the Closing Date shall be treated as a Payable and shall constitute an Assumed Liability.

           1.2.10 PURCHASE PRICE. (a) Upon the terms and subject to the conditions set forth in this Agreement, in reliance upon the representations, warranties, covenants and agreements of Sellers, and in exchange for the sale, grant, conveyance, assignment, transfer and delivery of the Sale Assets, Buyer agrees to pay to Sellers, by wired funds received by CCJ, Montgomery, and Caldwell on the Closing Date, an aggregate purchase price (the "Purchase Price") equal to:

           (i) the sum of (A) total Sellers' Book Value of Inventory (excluding September Inventory), plus (B) $100,000 plus (C) total Sellers' Fixed Asset Value, plus (D) 100% of the face amount of the Purchased Accounts Receivable excluding the Excess Accounts Receivable plus (E) 70% of the face amount of the Excess Accounts Receivable plus (E) the Prepaid Expenses, all as calculated on the Closing Date.

      MINUS

           (ii) the aggregate amount of the Payables on the Closing Date as provided in Section 1.2.8

      (b) The Purchase Price shall be adjusted after the Closing as follows:

              (i) [Intentionally Omitted].

              (ii) With respect to Returns and (net refunds on) Exchanges that exceed $100,000 in the aggregate, upon Buyer's request as provided herein, Sellers shall promptly reimburse Buyer an amount equal to the aggregate sales price to the consumer (net of any sales taxes) for such merchandise being returned and/or exchanged minus the aggregate original cost to Sellers' for such merchandise. Within the 120-day period immediately following the Closing Date, Buyer's shall provide CCJ with a request for reimbursement and a summary of all Returns and (net refunds on) Exchanges for the purpose of such reimbursement.

              (iii) To the extent that the September Inventory is less than $100,000, upon Buyer's request as provided herein, Sellers shall promptly reimburse Buyer an amount equal to $100,000 minus the aggregate amount of Seller's Book Value of the September Inventory. By October 16, 1998, Buyer shall provide CCJ with a request for reimbursement hereunder and documents substantiating the September Inventory for the purposes of such reimbursement.

           1.2.11 TIME AND PLACE OF THE CLOSING. Subject to the conditions set forth in this Agreement, the completion of the transactions contemplated by this Agreement including the transfer of the Sale Assets from Sellers to Buyer, and payment of the Purchase Price from Buyer to Sellers, and the assumption by Buyer of the Assumed Liabilities and its other obligations under this Agreement (the "Closing") shall be completed at the offices of Stern & Klepfer, L.L.P., 600 NationsBank Building, 101 West Friendly Avenue, Greensboro, North Carolina, on September 10, 1998, or at such other time and place as may be agreed to by the parties (the "Closing Date"), and shall be deemed to be effective as of 12:01 AM local time on the Closing Date.

           1.2.12 TRANSFER OF ASSETS. Except as otherwise provided in this Agreement and subject to the terms and conditions of this Agreement, at, and subject to Closing, Sellers shall transfer to Buyer all the Sale Assets and Repairs free and clear of any liens or security interests or encumbrances whatsoever, (other than any lien or encumbrance created by the Buyer). Sellers shall execute and deliver to Buyer at the Closing a Bill of Sale and Assignment Agreement in form reasonably satisfactory to Buyer and Sellers.

           1.2.13 ALLOCATION OF PURCHASE PRICE. Within a reasonable period of time prior to the Closing Date, Buyer and Sellers shall agree to an estimated allocation schedule (including the methods of calculating allocation) (the "Estimated Allocation Schedule") with respect to the Sale Assets and the covenant not to compete granted pursuant to Section 4.7. Within thirty (30) days following the Closing Date, Buyer shall deliver to Sellers a schedule (the "Allocation Schedule") allocating the Purchase Price (including, for purposes of this Section 1.2.13, any other consideration paid to Sellers including the Assumed Liabilities) among the Sale Assets and the covenant not to compete granted pursuant to Section 4.7. The Allocation Schedule shall be consistent with the Estimated Allocation Schedule, shall be reasonable and shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. Sellers agree that promptly after receiving said Allocation Schedule they shall, subject to their reasonable approval thereof, return executed copies thereof to Buyer. Buyer and Sellers each agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Buyer and Sellers each agree to provide the other promptly with any other information required to complete Form 8594.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller jointly and severally represents and warrants to Buyer as follows:

     2.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Each Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware as to CCJ, Alabama as to Montgomery, and Pennsylvania as to Caldwell. CCJ is qualified as a foreign corporation to transact business in the States of North Carolina, Virginia, Georgia, Tennessee and New Jersey; Montgomery is qualified as a foreign corporation to transact business in the States of Virginia, South Carolina, Florida, West Virginia and Kentucky; and Caldwell is qualified as a foreign corporation to transact business in the State of Delaware; which jurisdictions are the only ones in which the ownership or leasing of the Sale Assets or the conduct of the business of the Jewel Box Division or the Dalton Store or Muncy Store requires such qualification. Sellers have full power and authority to own or lease and to operate and use the Sale Assets and to carry on the business of the Jewel Box Division, the Dalton Store and the Muncy Store as now conducted.

     True and complete copies of the certificate or articles of incorporation, and all amendments thereto, and of the Bylaws, as amended to date, of each Seller have been delivered to Buyer prior to the Closing Date.

     CCJ is the record and beneficial owner of all of the issued and outstanding capital stock of Montgomery. All such shares of capital stock are owned free and clear of all Encumbrances (as herein defined).

     Montgomery is the record and beneficial owner of all of the issued and outstanding capital stock of Caldwell. All such shares of capital stock are owned free and clear of all Encumbrances.

     "Encumbrance" means any lien, claim, charge, security interest, mortgage pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

     2.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each Seller has full power and authority to execute, deliver and perform this Agreement and all of the agreements and documents contemplated hereby.

     The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Sellers, and the consummation by Sellers of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered and constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of each Seller enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement and all of the agreements and documents contemplated hereby by Sellers do not, and the consummation of the transactions contemplated hereby or thereby by Sellers will not, (i) except for compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ("HSR Act"), require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or, except as otherwise provided in this Agreement or as set forth on Schedule 2.2 (to be provided in accordance with Section 6.1(o)) and incorporated herein by reference, any third party; (ii) except as set forth on
Schedule 2.2 (to be provided in accordance with Section 6.1(o)), conflict with or result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the Sale Assets pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien or other agreement or instrument to which any Seller is a party or any of the Sale Assets are subject, or by which any Seller is bound; or (iii) violate or conflict with any provision of the by-laws or articles/certificate of incorporation of Sellers as amended to the date of this Agreement.

        2.3  TITLE TO SALE ASSETS.

        (a) Except as set forth on Schedule 2.3 (to be provided in accordance with Section 6.1(o)) and except for any lien related to real or personal property taxes, Sellers own the Sale Assets and have good and marketable title thereto (except that with respect to the "Jewel Box" trade name, Sellers give only such warranties and representations as are provided in Section 2.3(c)), free and clear of any security interest, lien, encumbrance, or ownership defect of any nature, with full right and authority to sell and transfer the same to Buyer pursuant hereto, and upon consummation of the sale and transfer of the Sale Assets to Buyer pursuant hereto, Buyer will acquire good and marketable title to such Sale Assets free and clear of any security interest, lien, encumbrance, or ownership defect of any nature (except that with respect to the "Jewel Box" trade name, Sellers give only such warranties and representations as are provided in Section 2.3(c)), and Buyer agrees to accept the Sale Assets that are personal property subject to any lien for personal property taxes for the current taxable period.

        In the event of breach of these warranties of title with respect to Fixed Assets purchased hereunder, Buyer shall have no right to incidental or consequential damages and its sole remedy shall be to have Sellers remove such security interest, lien, encumbrance, or ownership defect relating to such Fixed Assets.

        (b) Sellers' right, title and interest in and to the leasehold improvements is subject to the terms and conditions of Sellers' Leases. Sellers have not otherwise subjected said leasehold improvements to any security interest, lien or encumbrance, and, upon consummation of the transfer of said leasehold improvements to Buyer pursuant hereto, Buyer will be entitled to the possession and use of said leasehold improvements free and clear of any security interest, lien or encumbrance granted by Sellers, save and except and subject to Sellers' Leases.

        (c) Sellers have not received any notice of, and to Sellers' knowledge, no claim of invalidity has been made, and no proceedings are pending or, to the knowledge of Sellers, threatened, which challenge the validity, ownership or use of any the Trade Name Properties (as herein defined). Sellers have not received any notice of, and to Sellers' knowledge, no infringement of any, trademark, service mark, trade name, trade dress or other property right has occurred or results in any way from the use of the Trade Name Properties by Sellers.
Sellers have not received any notice of any infringing use of any of the same by others. "Trade Name Properties" means the trade name "Jewel Box" and any related or similar trade names, trademarks, service marks, trade dress, or logos used by Sellers, in each case to the extent the same incorporate the words "Jewel Box" therein or are used by a store in the Jewel Box Division, the Dalton Store or the Muncy Store.

        2.4  FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

        (a) The attached Schedule 2.4(a) contains the annual operating statements, for the Dalton Store, the Muncy Store, and each store in the Jewel Box Division for the period ended March 31, 1998 (the "Operating Statements"). Except as set forth on Schedule 2.4(a), such Operating Statements have been prepared in conformity with generally accepted accounting principles consistently applied, and such Operating Statements present fairly the results of operations of the Jewel Box Division, the Dalton Store, and the Muncy Store, as of the date of such Operating Statements.

        (b) Except as set forth in Schedule 2.4(b) (to be provided in accordance with Section 6.1(o)), no Seller is subject, with respect to the Jewel Box Division, the Dalton Store or the Muncy Store, to any liability, whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Operating Statements other than liabilities of the same nature as those set forth in the Operating Statements and the notes to the Annual Report of CCJ (on a consolidated basis) for the period ended March 31, 1998 and reasonably incurred in the ordinary course of the business of the Jewel Box Division, the Dalton Store or the Muncy Store after March 31, 1998.

        2.5 JEWEL BOX STORES. Attached hereto as Schedule 1.2.5 is a true and complete list of all of the stores affiliated with the Sellers that operated under the "Jewel Box" trade name as of the March 31, 1998. Since such date, such stores have continued to operate under the "Jewel Box" trade name and have operated in the ordinary course of business (subject to any restrictions and limitations contained in this Agreement), and there have been no permanent or temporary closures of any such stores, other than temporary closures permitted under Sellers' Leases since March 31, 1998, and there have been no new stores opened utilizing the "Jewel Box" trade name since the March 31, 1998.

        2.6 CONDUCT OF BUSINESS. Since March 31, 1998, Sellers have operated the Jewel Box Division stores, the Dalton Store and the Muncy Store only in the ordinary course of business consistent with past practice.

        2.7 COMPLIANCE WITH LAW. Sellers have complied in all material respects with all Requirements of Laws and Court Orders (each as herein defined), including without limitation any and all truth-in-lending and other consumer credit protection statutes laws, rules and regulations, and all other rules and regulations applicable to the business of the Jewel Box Division, the Dalton Store and the Muncy Store.

        There are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Sellers, threatened against or affecting any Seller in respect of the Sale Assets or the Jewel Box Division, the Dalton Store, or the Muncy Store, nor, to the knowledge of Sellers, is there any basis for any of the same, and there are no lawsuits, suits, or proceedings pending that relate to the Sale Assets or the Jewel Box Division, the Dalton Store, or the Muncy Store, in which a Seller is the plaintiff or claimant.

        There is no action, suit or proceeding pending or, to the knowledge of Sellers, threatened, which questions the legality or propriety of the transactions contemplated by this Agreement.

        "Requirements of Laws" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

        "Court Order" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

        2.8 TAX RETURNS. Sellers have filed all federal, state, county and municipal income, franchise and real and personal property Tax Returns or listings required to be filed for all taxable years or periods up to and including December 31, 1997, and have paid all Taxes as shown on such returns or listings and all Tax assessments related thereto to the extent that such Taxes and assessments have become payable. All monies required to be withheld by Sellers from employees for income Taxes and social security and other payroll Taxes have been collected or withheld, and either paid to the respective taxing authority, set aside in accounts for such purpose, or accrued, reserved against and entered upon the Sellers' books. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code. As of the date hereof, no Tax liabilities or assessments, whether federal, state, county, municipal or otherwise, have been proposed or assessed which remain unpaid, except as listed in Schedule 2.8 (to be provided in accordance with Section 6.1(o)).

     "Tax" (and, with correlative meaning, "Taxes") means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing arrangement or Tax indemnity agreement.

     "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     2.9 [INTENTIONALLY OMITTED].

     2.10 HAZARDOUS SUBSTANCES. Except as disclosed on Schedule 2.10 (to be provided in accordance with Section 6.1(o)):

           (a) no claim, lawsuit, agency proceeding, or legal, quasi-legal or administrative challenge has been brought against Sellers concerning the Leased Premises or the existence or release of any Hazardous Substances (as herein defined) thereon during or attributable to Sellers' period of occupancy;

           (b) no governmental entity has served upon Sellers any notice claiming any violation of any Environmental Law (as herein defined), at the Leased Premises; and

           (c) Sellers have not used, disposed of, generated, stored, treated or transported any Hazardous Substances (as herein defined), at or from the Leased Premises other than cleaning solutions, solvents, bathroom cleaning agents, glass cleaner, helium, oxygen, buffing compounds, plating solutions, rinses, glue, butane-type torch used in sizing rings, and other similar products normal to a retail jewelry store, in such quantities as are customary to the operation of a retail jewelry store and which, to the knowledge of Sellers, have been used in compliance with Environmental Laws.

      Sellers do not warrant, and except as specifically provided in subparagraphs (a) through (c) above, do not represent the condition or value of the Leased Premises.

     "Hazardous Substances" means any substance, chemical, or waste that is listed or defined as hazardous, toxic, or dangerous under Environmental Laws.

     "Environmental Laws" means any and all federal, state, and local statutes laws, regulations ordinances, rules, judgments, orders, decrees, judicial decisions, permits concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or the release of any materials into the environment.

     2.11 CONDITION OF SALE ASSETS. To Sellers' knowledge, the Fixed Assets, leasehold improvements, and Inventory are in good repair (subject to normal wear and tear). IT IS MUTUALLY UNDERSTOOD AND AGREED BY BUYER AND SELLERS THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN AND IN SECTION 1.2.1, NO SELLER HAS GIVEN ANY WARRANTY, ASSURANCE OR GUARANTEE TO BUYER WITH REGARD TO THE CONDITION OF THE SALE ASSETS AND NO WARRANTY, GUARANTEE OR ASSURANCE IS GIVEN BY ANY SELLER AND NONE SHALL BE IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE, AND THE SALE ASSETS ARE BEING SOLD AND PURCHASED ON A WHERE IS, AS IS BASIS AS OF THE CLOSING DATE.

     2.12 LEASES. (a) Except for CCJ's home office, none of Sellers own any real property used in connection with the Jewel Box Division, the Dalton Store or the Muncy Store.

     (b) Attached hereto as Schedule 2.12(b) is a true and complete list of the Sellers' Lease Analysis forms for the Leased Premises, including the following details with respect to each such Sellers' Lease: rent, percentage rent, term, square footage of rental space and any "kick-out" rights.

     (c) The Leased Premises covered by the Sellers' Leases (listed on Schedule
1.2.5 attached hereto) constitute all of the leased real property utilized in the operation of retail jewelry stores at the Dalton Store, the Muncy Store, and in the Jewel Box Division. Except as set forth on Schedule 2.12(c) (to be provided in accordance with Section 6.1(o)), Sellers have the right to quiet enjoyment of all the Leased Premises for the full term of each Sellers' Lease set forth on Schedule 1.2.5 (and any renewal option related thereto), and the leasehold of Sellers in such real property is not subject to or subordinate to any Encumbrance, except for any landlords' liens on the fee interest in the property, ground and underlying leases and landlords assignments of leases as additional security. Complete and correct copies of each of the Sellers' Leases and any amendments thereto, all copies of default notices relating to such Sellers' Leases and any letters from landlords regarding any lenders who have an interest in any Leased Premises, and all subordination, non-disturbance agreements relating to such Sellers' Leases will be delivered by Sellers to Buyer prior to Closing in accordance with Section 6.1(o)).

     2.13 CLAIMANTS. Except as set forth in Schedule 2.13 (to be provided in accordance with Section 6.1(o)), none of the Sellers has any knowledge of or has received any notice of any claim against the Sale Assets or against the operations of any of the Jewel Box Division stores, the Dalton Store or the Muncy Store which could reasonably be expected to result in a material adverse effect on the Sale Assets or the Leased Premises not set forth on Schedule 2.13.

     2.14  INVENTORY; SPECIAL ORDERS; LAYAWAYS; FIXED ASSETS.

     (a) Schedule 2.14(a) (to be provided in accordance with Section 6.1(o)) contains a true and complete copy of the merchandise statements of the inventory relating to the businesses of the Jewel Box Division, the Dalton Store and the Muncy Store as of April 30, 1998, showing the items, quantities, cost, extended cost and locations thereof and the aggregate amount thereof, as of April 30, 1998. Since such date, Sellers have not,(a) disposed of any such inventory except in the ordinary course of business consistent with past practice, or (b) purchased any inventory for the Jewel Box Division, the Dalton Store, or the Muncy Store, except in the ordinary course of business consistent with past practice.

     (b) The spreadsheet delivered by Sellers pursuant to Section 1.2.1(a) will be true, correct and complete as of the date thereof and as of the Closing Date, except to the extent permissible sales have been made in accordance with Section 1.2.1(d).

     (c) The physical inventories conducted pursuant to Section 1.2.1(a) will be conducted in accordance with CCJ's physical inventory procedures consistent with past practice, save and except any deviations therefrom due to Buyer's representative's reasonable requests for testing as contemplated by Section 1.2.1(a).

     (d) Schedule 2.14(d) (to be provided in accordance with Section 6.1(o)) contains a true, correct and complete listing of "Carlyle & Co." SKU numbers (but no description of the merchandise).

     (e) All of the Central Inventory is of the character and nature of merchandise historically carried in the stores of the Jewel Box Division, the Dalton Store and the Muncy Store.

     (f) (i) Schedule 2.14(f)(i) (to be provided in accordance with Section 6.1(o)) contains true, correct and complete lists of Special Orders, including total amounts, as of the Closing Date.

         (ii) Schedule 2.14(f)(ii) (to be provided in accordance with Section 6.1(o)) contains true, correct and complete lists of Off-Premise Merchandise that is scheduled or expected to be delivered after the completion of the applicable physical inventory and prior to the close of business on September 30, 1998 to a store at the Leased Premises to be purchased hereunder as of the date(s) referred to therein and as of the Closing Date.

     (g) Schedule 2.14(g) (to be provided in accordance with Section 6.1(o)) contains true, correct and complete lists of Layaways, including total amounts, as of the Closing Date as contemplated in Section 1.2.1(a) of this Agreement.

     (h) [Intentionally Omitted].

     (i) Schedule 2.14(i) (to be provided in accordance with Section 6.1(o)) contains true, correct and complete lists of Repairs, including total retail charge, as of the Closing Date.

     (j) At March 31, 1998, the total Sellers' Fixed Asset Value of fixed assets of the Jewel Box Division stores, the Dalton Store and the Muncy Store was $2,477,495. Since such time, Sellers have purchased, replaced, disposed of and altered fixed assets only in the ordinary course of business consistent with past practice.

     2.15 PERSONAL PROPERTY. The attached Schedule 2.15 contains a detailed list of all machinery, equipment, vehicles, furniture and other tangible personal property, other than the Inventory and the Excluded Assets, owned by Sellers and included in the Sale Assets.

     2.16 GOVERNMENTAL PERMITS. Each Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Sale Assets and to carry on and conduct the retail jewelry business substantially as currently conducted (herein collectively called "Governmental Permits"), except for such Governmental Permits as to which the failure to so own, hold or possess would not have a material adverse effect on the Sale Assets.

     Each Seller has fulfilled and performed its obligations under each of the Governmental Permits, and, to Sellers' knowledge, (a) no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of Seller under any such Governmental Permit; (b) no notice of cancellation, of default or of any dispute concerning any Governmental Permit or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Sellers; and (c) each of the Governmental Permits is valid, subsisting and in full force and effect.

     2.17 STATUS OF CONTRACTS. Except as set forth in Schedule 2.17 (to be provided in accordance with Section 6.1(o)), each of the Sellers' Leases and each of the Assumed Contracts (collectively, the "Sellers' Agreements") constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except for those Sellers' Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) may, and without the consent, approval or act of, or the making of any filing with, any other party (except as set forth in Schedule 2.17 (to be provided in accordance with Section 6.1(o)), be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder. Each Seller has fulfilled and performed its obligations under each of the Sellers Agreements, and no Seller is in, or alleged to be in, breach or default under, nor is there alleged to be any basis for termination of, any of the Sellers' Agreements and, to Sellers' knowledge, no other party to any of the Sellers' Agreements has breached or defaulted thereunder, and so far as Sellers are aware, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by a Seller or by any such other party. No Seller is currently renegotiating any of the Sellers' Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Sellers' Agreements that are in writing and a summary of those that are oral will have been delivered by Sellers to Buyer prior to Closing in accordance with Section 6.1(o).

     2.18 WARRANTIES AND RETURN/EXCHANGE POLICIES. Schedule 2.18 attached hereto sets forth (a) a specimen copy of the form of written warranties covering products sold by the Jewel Box Division, the Dalton Store and the Muncy Store; and (b) a specimen copy of the form of the written return/exchange policy covering products sold by the Jewel Box Division, the Dalton Store and the Muncy Store. Since March 31, 1998, Sellers have only permitted returns and exchanges of merchandise at the Jewel Box Division Stores, the Dalton Store and the Muncy Store substantially consistent with such written warranties and return/exchange policies (subject to store managers' customary discretion to take additional returns), and in any event, have not refused or delayed any returns or exchanges in a manner inconsistent with such policies.

     2.19 EMPLOYEE BENEFITS. Each "employee benefit plan", as such term is defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by any Seller for employees of the Jewel Box Division, the Dalton Store, or the Muncy Store (each, a "Plan"), complies, and has been administered to comply, in all material respects with all requirements of law and regulations applicable thereto, and there has been no notice issued by any governmental authority questioning or challenging such compliance. There are no actions, suits or claims (other than routine claims for benefits) pending, or, to Sellers' knowledge, threatened, involving such Plans or the assets of such Plans. Sellers have no obligation under any Plan that is an "employee welfare benefit plan", as such term is defined in Section 3(1) of ERISA, or otherwise, to provide health or death benefits to or in respect of former employees of the Jewel Box Division, the Dalton Store, or the Muncy Store, except as specifically required by the continuation requirements of
Part 6 of Title I of ERISA. Sellers have no material liability, whether direct, indirect, contingent or otherwise, related to such "employee benefit plans" of Sellers (a) on account of any violation of the health care continuation requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (b) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (c) under Section 302 of ERISA or Section 412 of the Code, or (d) under Title IV of ERISA.

     2.20 BROKER. Sellers have not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Sellers are not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, save and except CCJ's arrangement with Ewing Monroe Bemis & Co. CCJ shall be solely responsible for and pay any and all sums owed Ewing Monroe Bemis & Co. and Buyer shall have no responsibility or liability therefor.

     2.21 CONSENTS. Sellers shall use their best efforts to secure on or prior to Closing the consent of any third party that is required to be procured by Sellers in order for Sellers to consummate the transactions contemplated hereby, save and except assignments of Sellers' Leases and compliance with the HSR Act, each of which shall be the joint responsibility of Buyer and Sellers; provided, however, that any filing fee required in connection with compliance with the HSR Act shall be the sole responsibility of and shall be paid by Buyer.

     2.22 ACCOUNTS RECEIVABLE. (a) Each Seller represents and warrants to Buyer that the Purchased Accounts Receivable were generated and serviced (including with respect to write-offs) in the ordinary course of business consistent with past practice and the policies described in Schedule 2.22(a) attached hereto (the "Accounts Receivable Policies").

     (b) Attached hereto are true, correct and complete lists of Accounts Receivable, including total amounts, generated by the Dalton Store, the Muncy Store and the Jewel Box Division as of the date(s) referred to therein and as of the date of the last physical inventory conducted prior to the Closing Date as contemplated in Section 1.2.1(a) of this Agreement.

     2.23 PREPAID EXPENSES. The Prepaid Expenses listed on Schedule 1.1.1(l) (to be provided in accordance with Section 6.1(o))are true and correct.

     2.24  [INTENTIONALLY OMITTED].

     2.25 EMPLOYEES. Schedule 2.25 (to be provided in accordance with Section 6.1(o)) contains: (i) a list of all employees or commission salespersons employed by the Jewel Box Division, the Dalton Store and the Muncy Store as of the date indicated; (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of Sellers) provided by Sellers to, any such employees or salespersons; and (iii) a list of all employees or commission salespersons employed by the Jewel Box Division, the Dalton Store and the Muncy Store who have given notice of their intention to terminate their relationship with Sellers or the Jewel Box Division, the Dalton Store or the Muncy Store since such date indicated. Since such date indicated, none of the Jewel Box Division, the Dalton Store or the Muncy Store has hired, or fired any employee or commission salesperson, has increased the salary or benefits of any such person or has made any substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any such person, other than in the ordinary course of business, consistent with past practice and, subject to Section 9.1 of this Agreement none has transferred any employee or altered the compensation scheme for any such employees or commission sales persons.

     2.26  EMPLOYEE RELATIONS. Subject to Section 9.1, except as set forth in
Schedule 2.26 (to be provided in accordance with Section 6.1(o)), Sellers have complied in all material respects in respect of the businesses of the Jewel Box Division, the Dalton Store and the Muncy Store with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of such businesses and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Sellers believe that their relations with the employees of the Jewel Box Division, the Dalton Store and the Muncy Store are satisfactory. None of Sellers is a party to, and none of the Jewel Box Division, the Dalton Store or the Muncy Store is affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Sellers employed at such stores.


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER


     As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Sellers as follows:

     3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and on or before Closing will be or will have made applications to be qualified to transact business in the States of North Carolina, Virginia, Tennessee, Georgia, Kentucky, West Virginia, Florida, South Carolina, and Pennsylvania.

     True and correct copies of the certificates or articles of incorporation, and all amendments thereto, and of the Bylaws, as amended to date, of Buyer have been delivered to CCJ prior to the Closing Date.

     3.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Buyer has full power and authority to execute, deliver and perform this Agreement and all of the agreements and documents contemplated hereby by Buyer, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered and constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Schedule 3.2, the execution and delivery of this Agreement, and all of the agreements and documents contemplated hereby, by Buyer do not, and the consummation of the transactions contemplated hereby will not, (a) except for compliance with the HSR Act, and any filings required by the Securities and Exchange Commission or the Nasdaq Stock Market, Inc., require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or, except as otherwise provided in this Agreement, any third party,
(b) conflict with or result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of Buyer pursuant to any provision of any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer is a party or by which it is bound, or
(c) violate or conflict with any provision of the by-laws or certificate of incorporation of Buyer as amended to the date of this Agreement.

     3.3 BROKER. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Sellers to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Buyer is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, save and except Buyer's arrangement with Salomon Smith Barney. Buyer shall be solely responsible for and pay any and all sums owed Salomon Smith Barney and Sellers shall have no responsibility or liability therefor.

     3.4 CONSENTS. Buyer shall use its best efforts to secure on or prior to Closing the consent of any third party that is required to be procured by Buyer in order for it to consummate the transactions contemplated hereby, save and except assignments of Sellers' Leases and compliance with the HSR Act, each of which shall be the joint responsibility of Buyer and Sellers; provided, however, that any filing fee required in connection with compliance with the HSR Act shall be the sole responsibility of and shall be paid by Buyer.


                                   ARTICLE IV
                            COVENANTS AND AGREEMENTS

     4.1 ANTITRUST LAW COMPLIANCE. As promptly as practicable after the date hereof, each Buyer and Sellers shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed by it under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party warrants that all such filings by it will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act and any such rules and regulations. Each Buyer and Sellers agree to make available to the other such information as each of them may reasonably request relative to its business assets and property (including, in the case of Sellers, the business of the Jewel Box Division, the Dalton Store and the Muncy Store) as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations. Buyer shall be responsible for and pay all filing fees required by the HSR Act.

     4.2 INSTRUMENTS OF TRANSFER; INSTRUMENTS OF ASSUMPTION OF ASSUMED LIABILITIES.

     (a) Subject to the terms and conditions of this Agreement, Sellers shall deliver to Buyer at Closing good and sufficient instruments of transfer, assignment and conveyance transferring the Sale Assets to Buyer effective as of the Closing Date.

     (b) Subject to the terms and conditions of this Agreement, Buyer shall deliver to Sellers at Closing good and sufficient instruments pursuant to which Buyer assumes the Assumed Liabilities effective as of the Closing Date. Such instruments shall be reasonably satisfactory in form and substance to counsel for Sellers and counsel for Buyer.

     4.3 COOPERATION. Each party agrees to use its reasonable best efforts to assist the other in obtaining all consents, approvals, permits and authorizations which may be necessary in connection with this Agreement and the consummation of the transactions contemplated herein, provided that neither Sellers nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals (other than diminimus amounts and other than any payment obligations under Section 1.2.5 relating to the assignments of Sellers' Leases); and provided, further, that neither Sellers nor Buyer shall make any agreement or understanding affecting the Sale Assets or the Jewel Box Division, the Dalton Store, or the Muncy Store as a condition for obtaining any such consents or waivers, except with the prior written consent of the other.

     4.4 NOTIFICATION OF CERTAIN MATTERS. During the period prior to Closing, Sellers and Buyer shall give prompt written notice to the other of (a) any notice or other communication from any third party (i) alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) that the transactions contemplated hereby will result in a violation of any law, rule, regulation, code, ordinance, judgment, order, injunction or notice or would violate any agreement, if such violation would have a material adverse effect on the post-Closing business operations of Buyer at the Leased Premises; and (iii) any claim against the Sellers' Jewel Box Division operations or Dalton Store or Muncy Store operations or the Sale Assets which could, if determined adversely, have a material effect on Buyer's use of the Sale Assets or the post-Closing business operations of Buyer at the Leased Premises; or (b) any material adverse change in the condition of the Sale Assets or the Jewel Box Division; and (c) any material default under any of Sellers Agreements or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which any Seller has knowledge.

     4.5 INTERIM OPERATION PERIOD. From the date hereof until the Closing Date or the date, if any, on which this Agreement is earlier terminated (the "Interim Period"):

           (a) Sellers shall operate and carry on the businesses of the Jewel Box Division, the Dalton Store, and the Muncy Store only in the ordinary course of business and consistent with past practice and, except for the transactions contemplated by this Agreement, shall not commence any proceeding with respect to the liquidation or dissolution of any Seller or the sale, lease or other disposition of all or substantially all of the Sale Assets of the Jewel Box Division or of any Jewel Box Division store, the Dalton Store or the Muncy Store and shall not take any other action that could reasonably be expected to have a material adverse effect on the Sale Assets or Sellers' ability to consummate the transactions contemplated hereby. Consistent with the foregoing, Sellers shall keep and maintain the Sale Assets in good operating condition and repair and shall use their best efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Jewel Box Division, the Dalton Store, and the Muncy Store.

           (b) Notwithstanding Section 4.5(a), Sellers shall use their best efforts, without having to incur any penalty or damages (except for diminimus amounts), to cancel any purchase orders with respect to (i) inventory that is not necessary for the normal operation during the Interim Period of the stores at the Leased Premises and (ii) inventory which is not scheduled or expected to be delivered to the Leased Premises prior to the completion of the last physical inventory conducted prior to the Closing as contemplated in Section 1.2.1(a).

           (c) Notwithstanding Section 4.5(a), except as expressly contemplated by this Agreement or except with the express written approval of Buyer, Sellers shall not:

                (1)(A) dispose of any inventory related to the Jewel Box Division, the Dalton Store or the Muncy Store except in the ordinary course of business consistent with past practice (e.g., through sales to consumers), (B) transfer inventory or other assets of any Jewel Box Division Store, the Dalton Store or the Muncy Store to any entity other than to CCJ's home office, the Ned W. Cohen Service Center, A&B Distributing, or stores included in the Jewel Box Division, the Dalton Store or the Muncy Store or (C) purchase any inventory for the Jewel Box Division, the Dalton Store or the Muncy Store except in the ordinary course of business consistent with past practice (but subject to the restrictions set forth in this Section 4.5);

                (2) purchase excess inventory in anticipation of the fall and/or holiday season (except to the extent such inventory is scheduled to be delivered on or after October 1, 1998), purchase inventory that is not necessary for the normal operation during the Interim Period of the stores at the Leased Premises, or introduce new items (except for replacements), or replenish New Items notwithstanding the fact that such buildups of inventory and such other purchases may otherwise be deemed to be in the ordinary course of business consistent with past practice;

                (3) open any new store utilizing the "Jewel Box" trade name or close (either permanently or for a temporary period not permitted under Sellers' Leases) any store utilizing such name;

                (4) change any warranty or return/exchange policy covering products sold by the Jewel Box Division the Dalton Store or the Muncy Store and Buyer shall continue to take returns and make exchanges in the ordinary course of business consistent with past practice;

                (5) make any changes to Sellers' Accounts Receivable Policies (including without limitation, changes with respect to Sellers' credit scoring model or write-off practices) or the implementation thereof; provided, however that Sellers may continue to issue credit related to the Dalton Store, the Muncy Store and the stores of the Jewel Box Division in the ordinary course of business consistent with Sellers' Accounts Receivable Policies only until such time as the last physical inventory prior to Closing is completed as contemplated in Section 1.2.1(a) of this Agreement;

                (6) beginning one week before the commencement date of the physical inventories contemplated in Section 1.2.1(a) and thereafter through Closing, place or initiate any new purchase orders (other than Special Orders);

                (7) make any replacements, alterations or deletions to the Fixed Assets, other than those replacements, alterations and deletions which are in the ordinary course of business consistent with past practice;

                (8) enter into any contracts which would otherwise constitute Assumed Contracts, save and except (subject to clauses (2) and (6) above) contracts made in the ordinary course of business consistent with past practice and which could not reasonably be expected to have a material adverse effect on the Sale Assets;

                (9) amend or alter the FDR Contract (other than termination of the FDR Contract, which is permitted hereunder) if such amendment or alteration could reasonably be expected to have a material adverse effect (whether monetarily or otherwise) on Buyer in respect of the servicing of the Purchased Accounts Receivable as contemplated in
           Section 4.15 of this Agreement or the collectibility of the Purchased Accounts Receivable;

                (10) permit their respective directors, officers, investment bankers and affiliates to, and will use their best efforts to cause their respective employees, representatives and other agents not to, directly or indirectly, (i) solicit or knowingly encourage submission of any inquiries, proposals or offers by, (ii) participate in any negotiations with, (iii) afford any access to the properties, books or records of Sellers to, or (iv) otherwise knowingly assist, facilitate or encourage, or enter into any agreement or understanding with, any person, entity or group (other than Buyer and its affiliates, agents and representatives), in connection with any proposal for the purchase of all or any part of the business of the Jewel Box Division, the Dalton Store or the Muncy Store; or

                (11) notwithstanding anything to the contrary contained herein (but subject to subparagraph (12) below), implement any policies, programs or other arrangements (including any bonus or other incentive arrangements) that have the purpose or effect of (A) encouraging or incenting any employees of the Jewel Box Division, the Dalton Store or the Muncy Store to increase (in number or size) the generation of Accounts Receivable or (B) encouraging or incenting customers to make purchases on credit issued by Sellers; it being agreed and understood that, in lieu of building the Accounts Receivable (but subject to subparagraph (12) below), Sellers may implement in August and September of 1998 policies that encourage or incent employees and customers to make cash purchases; provided that any such incentives (e.g. discounts) applicable to cash purchases shall not be permitted to be applied to purchases made on credit issued by Sellers; or

                (12) implement or advertise any clearance sales, inventory liquidation sales, going-out-of business sales or other similar sales or any other extraordinary sales.

     (d) With respect to employees of the Jewel Box Division, the Dalton Store and the Muncy Store (collectively, the "Jewel Box Employees"), Sellers shall retain the power to hire, fire, and transfer such employees and to modify such employee salaries in the ordinary course of business consistent with past practice; provided that Sellers shall not be permitted to transfer any such employees to stores other than the stores in the Jewel Box Division, the Dalton Store or the Muncy Store, except that Sellers shall be permitted to transfer employees to other stores in "emergency" type situations (e.g. to fill an unexpected vacancy) provided that Sellers provide prompt notice thereof to Buyer and provided that Sellers transfer any such employees back to a

Jewel Box Division stores or the Dalton Store or the Muncy Store, as the case may be, within a reasonable period of time, and in any event prior to Closing; and provided further that Sellers may not change the compensation structure with respect to any Jewel Box Employees and Sellers shall promptly notify Buyer of any Jewel Box Employee salary modifications.

     (e) During the Interim Period, Sellers shall deliver to Buyer on a timely basis, weekly reports showing total accounts receivable balances and inventory balances for the Jewel Box Division Stores, the Dalton Store and the Muncy Store and shall deliver such other operating/financial reports as Buyer shall reasonably request and as Sellers are capable of delivering.

     (f) During the Interim Period, Sellers may recall from stores to A&B Distributing, consignment and memorandum merchandise.

     4.6  PUBLIC ANNOUNCEMENTS.

           (a) Except as otherwise permitted under this Agreement, until the Closing, neither Sellers nor Buyer shall furnish any written communication to Sellers' customers, or to the public in general, related to the transactions contemplated by this Agreement without the prior written approval of the other; provided, however, that the foregoing shall not be deemed to prohibit any disclosure required by any applicable law, rule or regulation, or the rules and regulations of any national stock exchange or automated quotation system, or requested by any governmental authority having jurisdiction over such matters or, communications to employees and agents of Sellers, Buyer and their parent companies, affiliates and subsidiaries.

     4.7 SELLERS' COVENANT NOT TO COMPETE OR SOLICIT BUSINESS. In furtherance of the sale of the Sale Assets to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Sale Assets and the Jewel Box Division so sold, each Seller covenants and agrees that neither Sellers nor any of their respective affiliates will:

           (a) during the period beginning on the Closing Date and ending on December 31, 2001 directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own more than a five percent (5%) interest in, manage, operate, control, or otherwise carry on, more than one retail jewelry store in any mall in which any of the Leased Premises is currently located and in which Buyer operates a retail jewelry store (regardless of what trade name Buyer uses) (except that two retail jewelry stores shall be permitted in Crabtree Valley Mall in Raleigh, North Carolina, Cary Town Center in Cary, North Carolina and Four Seasons Town Center in Greensboro, North Carolina, and the parties agree that any such store of Sellers located in any such mall must operate under a trade name that does not include the words "Jewel" or "Box", except that Sellers may use the words "Jewelers" and "Jewelry." Notwithstanding the foregoing, the restrictions contained in this Section 4.7(a) shall not apply in the case of (i) any asset purchase or merger resulting in the acquisition by any Seller of existing stores of any other retail jeweler, or (ii) any asset purchase or merger resulting in the acquisition by any third-party retail jeweler of stores of any Seller, provided that, in each case, the "Jewel Box" name is not used during the period of time described above and subsequent to such asset purchase or merger, Sellers do not open any additional retail store(s) in any such malls;

           (b) during the period beginning on the Closing Date and ending December 31, 2003 lease, attempt to lease or encourage others to lease any of the Leased Premises or any portion thereof;

           (c) for the period beginning on the Closing Date and ending on January 1, 1999, solicit the employment of or hire or otherwise engage the services, as employee, consultant, commission salesperson or other similar capacity, of any Buyer Employee as defined in Section 9.1;

           (d) during the period beginning on the Closing Date and ending on January 1, 1999, induce or attempt to persuade any Buyer Employee, as defined in Section 9.1, or customer of the Jewel Box Division to terminate such employment, agency or business relationship with the Jewel Box Division in order to enter into any such relationship with a Seller, or their respective affiliates, or any other business organization in competition with the Jewel Box Division or its successor (provided that customary advertisements directed to the general public shall not be considered a violation of this Section 4.7(d));

           (e) during the period beginning on the Closing Date and ending on January 1, 1999, make application for use of any telephone or facsimile numbers and other directory listings utilized solely in connection with Leased Premises that have been assigned to Buyer hereunder; or

           (f) retain any records or files or other documents that relate to customers (including without limitation, customer lists and customer account cards) pertaining to Sellers' respective businesses at the Leased Premises or the Sale Assets (except and only to the extent required by law or required to be maintained in order to resolve disputes with customers and to handle repairs, returns, exchanges and warranty issues), or utilize any such customer information after the Closing (except for the purposes described above).

     In the event a Seller or any affiliate of a Seller violates any of its obligations under this Section 4.7, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Each Seller acknowledges that a violation of this Section 4.7 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Each Seller therefore agrees that in the event of any violation of this Section 4.7, Buyer shall be entitled, in addition to other remedies that it may have, to seek preliminary and final injunctive relief against Seller or such affiliate of Seller to prevent any violations of this Section 4.7. The prevailing party in any action commenced under this Section 4.7 shall also be entitled to receive reasonable attorneys' fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 4.7, any term, restriction, covenant or promise in this Section 4.7 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     4.8 NOTIFICATIONS. Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to Sellers of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date; and (ii) any material failure of Sellers or of Buyer, as the case may be, or of any officer, director, employee, or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     4.9 RECORDS. Buyer shall maintain and preserve all records and files of the Jewel Box Division, the Dalton Store and the Muncy Store (collectively, the "Businesses") delivered to it by Sellers hereunder, and Sellers shall maintain and preserve all records and files relating to the Businesses not required to be assigned to Buyer hereunder, for at least five (5) years after the Closing Date. Each party hereto shall make records and files retained by them available to the other at reasonable times and upon reasonable advance notice, and shall permit the other party to make such extracts therefrom or copies thereof as they shall reasonably request, consistent with the terms of this Agreement; provided, however, that in the event that any such records and files maintained by Sellers are not maintained separately from the records and files of their respective businesses not being sold hereunder, then Sellers shall only be required to provide Buyers with accurate and complete summary information regarding such records and files so long as such summary information is adequate and sufficient in form and substance for the purposes for which Buyer requires such information. After the Closing Date, none of Buyer or the Sellers will at any time destroy or discard any material records of the Businesses relating to operations before the Closing Date without first offering such records to the other party.

     4.10 SELLERS' EMPLOYEES. Buyer is under no obligation to offer employment to any of the employees of Sellers. Except as provided in Section 9.1 of this Agreement, Buyer shall not assume any obligation or liability of any kind under any pension, profit-sharing or other employee benefit plan maintained currently or in the past by Sellers, or under which Sellers have any present or future obligations or liabilities or under which any of its employees have any present or future rights.

     Except as provided in Section 9.1, any employee of Sellers who is employed by Buyer on or after the Closing Date shall be treated as a new employee of Buyer, and any employee rights to continue participation in or accrue benefits under Sellers' employee benefit plans and programs will terminate as of the Closing Date. Sellers shall, in a timely manner, inform their employees who may become employed by Buyer of the termination of their rights under all such employee benefit plans and programs of Sellers, and such disclosure and termination shall satisfy and comply with any and all applicable local, state and federal laws and regulations.

     4.11 BUYER'S ACCESS TO LEASED PREMISES. From and after the date hereof, Sellers shall permit Buyer and/or such agents or experts as Buyer shall designate, reasonable access to the Leased Premises during business hours, for purposes of such independent investigation as Buyer shall desire to conduct at Buyer's expense. At Buyer's sole option, such investigation may include such testing related to the Leased Premises as Buyer or Buyer's agent or experts shall deem reasonably necessary to determine or confirm the condition of the Leased Premises.

     Buyer and its agents and experts shall conduct such investigations with the minimum inconvenience, annoyance and disturbance possible to Sellers' employees, customers and business operations.

     4.12 DISCHARGE OF LIABILITIES. (a) Sellers covenant and agree, jointly and severally, that they will pay and discharge, and hold Buyer harmless from, each and every liability and obligation of Sellers in respect of the Businesses and the Sale Assets arising from events occurring on or prior to the Closing Date, excepting only those liabilities and obligations expressly assumed by Buyer at the Closing pursuant to this Agreement and to instruments of assumption delivered to Sellers at the Closing, it being understood and agreed that Buyer is assuming no liabilities or obligations of Sellers other than liabilities and obligations so expressly assumed by Buyer.

     (b) Buyer covenants and agrees that it will pay and discharge, and hold Sellers harmless from, each and every liability and obligation of Buyer in respect to the Assumed Liabilities or occurrences at the Leased Premises occurring on or after the Closing Date.

     4.13 DELIVERY OF OR ACCESS TO RECORDS AND CONTRACTS. Within three weeks, and two weeks in the case of Sellers' Leases following full execution hereof, Sellers shall deliver or make available to Buyer copies of all contracts and documents evidencing commitments and rights constituting part of the Sale Assets or the Assumed Liabilities and will permit Buyer and its authorized representatives, upon reasonable request and during normal business hours, to have access to and to examine the business records and such other materials or information as Buyer reasonably requests with respect to the Sale Assets, Assumed Liabilities or business operations at the Leased Premises and/or the Jewel Box Division, the Dalton Store and the Muncy Store including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Sellers contained in this Agreement have been complied with and to determine whether the conditions to Closing set forth herein have been satisfied. Buyer agrees that such investigation shall be conducted in such a manner so as not to interfere unreasonably with Sellers' business operations. No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Sellers hereunder.

     4.14 BUYER COVENANT NOT TO SOLICIT BUSINESS. In furtherance of the sale of the Sale Assets to Buyer hereunder by virtue of the transactions contemplated hereby and as part of the consideration therefor, Buyer covenants and agrees that neither Buyer nor any of its affiliates will, except as provided in Section 9.1, as to Sellers' Employees, for the period beginning on the Closing Date and ending on January 1, 1999, solicit the employment of or hire or otherwise engage the services, as employee, consultant, commission salesperson or other similar capacity, of any employee or commission salesperson of any Seller (provided that customary advertisements directed to the general public shall not be considered a violation of this Section 4.14).

     4.15  SERVICING OF PURCHASED ACCOUNTS RECEIVABLE.   Notwithstanding the
sale of the Purchased Accounts Receivable to Buyer on the Closing Date, the Purchased Accounts Receivable shall continue to be serviced by First Data Resources, Inc. ("FDR") and CCJ in accordance with a Managed Accounts Servicing Agreement between Sellers and FDR dated January 14, 1994 (the "FDR Contract"), until FDR completes a deconversion as to the Purchased Accounts Receivable and delivers a tape of the Purchased Accounts Receivable to, or as directed by, Buyer (the "Deconversion Date"). Between the Closing Date and the Deconversion Date, the Purchased Accounts Receivable will be serviced in accordance with the FDR Contract and Sellers' Accounts Receivable Policies, and CCJ shall pay FDR's fees due under the FDR Contract. Monthly, within ten (10) days of receiving CCJ's bill therefore, Buyer shall reimburse CCJ for the cost for servicing the Purchased Accounts Receivable based upon CCJ's actual average cost per account receivable ("Buyer's Cost"). CCJ shall make arrangements satisfactory to Buyer to remit to Buyer payments on the Purchased Accounts Receivable received by Sellers although CCJ may, in lieu thereof and at its option, offset such payments received by CCJ against and to the extent of Buyer's Costs. Buyer shall be permitted to contact FDR after the Closing Date to verify information supplied by Sellers relating to the Purchased Accounts Receivable, to obtain a list of credit issuances made by Sellers during the Interim Period and to facilitate generally Buyer's obligations under Section 4.15.

     4.16  TAXES.

     (a) Sellers shall be jointly and severally liable for and pay, and pursuant to Article VIII agree to defend, indemnify and hold the Indemnified Buyer harmless against and from, and will reimburse each Indemnified Buyer on demand for all Taxes (whether assessed or unassessed) applicable to the Sale Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the day before the Closing Date. Buyer shall be liable for and shall pay, and pursuant to Article VIII agrees to indemnify, defend, and hold each Indemnified Seller harmless against and from, and will reimburse each Indemnified Seller on demand for all Taxes (whether assessed or unassessed) applicable to the Sale Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning on the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning on the Closing Date; provided, however, that Buyer shall not be liable for or pay, and shall not indemnify the Indemnified Sellers against, any Taxes for which Sellers are liable under this Agreement;

including without limitation, pursuant to the preceding sentence or Sections 1.1.1(l) and 2.8. "Straddle Period" shall mean any taxable year or period beginning before and ending on or after the Closing Date. For purposes of this
Section 4.16, any Straddle Period shall be treated on a "closing of the books" basis as two partial periods, one ending the day before the Closing Date and the other beginning on the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

     (b) Notwithstanding paragraph (a), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Sale Assets or the Assumed Liabilities shall be paid by Sellers. Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

     (c) Sellers, on the one hand, or Buyer, on the other hand, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section
4.16. Not later than thirty (30) days prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

     (d) After the Closing Date, Sellers, on the one hand and Buyer, on the other hand, shall (and cause their respective Affiliates to):

           (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

           (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Sale Assets;

           (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Sale Assets;

           (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Sale Assets for taxable periods for which the other may have a liability under this
      Section 4.16; and

           (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

     4.17  BUYER'S GRANT OF LIMITED RIGHT TO USE NAME.

     (a) Sellers and Buyer shall use their best efforts to obtain the consent of applicable landlords to the assignment of Sellers' Leases to Buyer. If Sellers and Buyer are unable to obtain any such consents and any of the Sellers' Leases are not assigned to Buyer pursuant to this Agreement, Sellers and Buyer shall use their best efforts to cause the landlord to permit the operation of the store(s) under a name other than "Jewel Box." If the landlord does not so permit, and the applicable Seller is required to continue to operate the store located at the Leased Premises governed by such Sellers Lease (the "Affected Store") under the "Jewel Box" trade name, then Buyer shall grant such Seller a limited, nonexclusive, royalty-free, nontransferable, personal right and license through and including the date on which the applicable Sellers' Lease expires, and no longer, to use the "Jewel Box" trade name only to the extent that the use of such trade name is required by the applicable Sellers' Lease. The grant of a license to Sellers hereunder shall be conditioned upon the applicable Seller's agreement to place a sign in each Affected Store to the effect that such store is not a store in the Jewel Box Division operated by Marks Bros. Jewelers, Inc.

     (b) Each Seller agrees that it shall not at any time, without the prior consent of Buyer, apply for any trademark protection in its name or which would otherwise affect Buyer's rights in the "Jewel Box" trade name nor file any application or other document with any governmental authority or take any other action which could affect or is inconsistent with Buyer's ownership of the "Jewel Box" trade name or aid or abet any third party in doing so. The right and license to use the trade name "Jewel Box" granted in this Section 4.17 shall terminate with respect to each Affected Store upon the earlier to occur of the date on which the applicable Seller's Lease is assigned to Buyer, the date on which the applicable Seller's Lease expires (without giving effect to any renewal or extension thereof), or ten days written notice to such Seller of its breach of this Section 4.17, which breach is not cured to the satisfaction of Buyer within such 10-day period. Upon such termination with respect to each Affected Store, such Seller shall cease all use of the trade name "Jewel Box" and all rights granted to such Seller hereunder shall cease and shall forthwith revert to Buyer.

     (c) Buyer hereby acknowledges that certain stock certificates issued prior to the date hereof held by stockholders of CCJ and representing an ownership interest in CCJ contain the name "Jewel Box" on such stock certificates; and Buyer further consents to the use of the trade name "Jewel Box" on such stock certificates provided, however, that CCJ shall, if and when such stock certificates bearing the "Jewel Box" trade name are surrendered for exchange or cancellation, issue new stock certificates to CCJ stockholders bearing the trade name "Carlyle & Co. Jewelers".

     4.18  SELLERS' GRANT OF LIMITED RIGHT TO USE NAME.

     (a) The Sellers hereby grant to Buyer and its affiliates the limited, nonexclusive, royalty-free, nontransferable, personal right and license through and including January 31, 1999, and no longer, to use the "Carlyle & Co." trade name in connection with the operation of the Dalton Store and the Muncy Store; provided that Buyer will not use such trade name in advertising other than in-store signage and for direct mail to customers of the Dalton Store and the Muncy Store. CCJ and Caldwell acknowledge that certain of the Supplies contain the "Carlyle & Co." trade name, and may contain CCJ's trade mark and service mark "FOR LOVE FOR LIFE FOR NOW FOR EVER". Buyer and its affiliates shall, subject to Closing, have a limited, nonexclusive, royalty free, nontransferable, personal right and license to use such trade name, trademark, and service mark, only to the extent it is already set forth on any of the Supplies and until January 31, 1999, or when such Supplies are exhausted, whichever first occurs.

     (b) The quality of Buyer's use of the "Carlyle & Co." trade name shall be commensurate with that established by Sellers prior to the Closing Date. Buyer agrees that any use of the "Carlyle & Co." trade name shall bear a legal notice in such form as may be prescribed by law or as may be otherwise reasonably required by Sellers from time to time, including without limitation, an agreement by Buyer to place a sign in each of the Dalton Store and the Muncy Store to the effect that each such store is not a store in the Carlyle & Co. division operated by Carlyle & Co. Jewelers. Upon request by Seller, Buyer, at its expense, shall provide to Seller samples of any goods bearing the "Carlyle & Co." trade name or copies or accurate reproductions of materials displaying the "Carlyle & Co." trade name, including, by way of example and not limitation, any permitted labeling and packaging materials, advertising, promotional and collateral materials, signage, letterhead and other items of stationery, and business cards, so that Sellers may verify compliance with this Section 4.18. Sellers shall have the right, on reasonable notice to Buyer and during such Buyer's regular business hours, to inspect Buyer's premises and operations, at Sellers' expense, to assure compliance with this Section 4.18. Buyer agrees that its use of the "Carlyle & Co." trade name shall inure to the benefit of Sellers. Buyer agrees to cooperate with Sellers, at Sellers' request and expense, in protecting, maintaining, enforcing, and defending the "Carlyle & Co." trade name, including providing any materials or information and executing any documents. Buyer agrees that it shall not at any time, without the prior consent of Seller, apply for any trademark protection in its name or which would otherwise affect Seller's rights in the "Carlyle & Co." trade name nor file any application or other document with any governmental authority or take any other action which could affect or is inconsistent with Seller's ownership of the "Carlyle & Co." trade name or aid or abet any third party in doing so. On February 1, 1999, Buyer shall cease all use of the trade name "Carlyle & Co." and all rights granted to Buyer hereunder shall cease and shall forthwith revert to Seller.

     (c) Except as provided in this Section 4.18, neither Buyer nor its affiliates shall use the names "Carlyle & Co.", "Carlyle & Co. Jewelers", "J.E. Caldwell", "J.E. Caldwell Co.", "J.E. Caldwell & Co." or "LaVake" or any word confusingly similar to said names, in advertisements, publicity or otherwise. In addition, Buyer covenants and agrees that neither it nor any of its affiliates will divulge or make use of any trade secrets, trademarks, trade names (or trade names confusingly similar to Sellers), service marks or other confidential information of the Carlyle & Co. and J.E. Caldwell (including LaVake Jewelers) Divisions of Sellers.

     (d) In the event Buyer or any affiliate of Buyer violates any of its obligations under this Section 4.18, any Seller may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that violation of this Section 4.18 may cause Sellers irreparable harm which may not be adequately compensated for by money damages. Buyer, therefore, agrees that in the event of any violation of this Section 4.18, each Seller shall be entitled, in addition to other remedies that it may have, to seek preliminary and final injunctive relief against Buyer or such affiliate of Buyer to prevent any violations of this Section 4.18. The prevailing party in any action commenced under this Section 4.18 shall also be entitled to receive reasonable attorneys' fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 4.18, any term, restriction, covenant or promise in this Section 4.18 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     4.19 AGREEMENT REGARDING MERCHANDISE. Upon request made by CCJ, Buyer shall provide summary reports to CCJ showing the merchandise ordered by Buyer for Jewel Box Division stores, the Dalton Store and the Muncy Store identified by general category and showing the scheduled delivery dates of such merchandise. If the Closing does not occur, Buyer shall provide such additional information relating to such merchandise as CCJ reasonably requests and, at CCJ's option, will sell all such merchandise to CCJ FOB Buyer's office at a purchase price equal to Buyer's merchandise cost. Such option to purchase such merchandise may be for all or any portion thereof but must be exercised within one week of the termination of the Agreement.

     4.20 FURTHER ASSURANCES. Following Closing, each of Sellers' and Buyer shall, from time to time at the request of the other party, execute and deliver such instruments and documents and take such other actions as the requesting party may reasonably require to more effectively carry out the purposes and intent of this Agreement.

     4.21 DISPUTE RESOLUTION.

     (a) Except for disputes arising under Sections 1.1.2(1), 4.7, 4.14, 4.17 or 4.18: (a) any dispute, controversy or claim arising in connection with this Agreement, shall be settled by binding arbitration if so requested by any party hereto pursuant to paragraph (b) below. The arbitration shall be conducted by three arbitrators, who shall be appointed pursuant to the rules of the American Arbitration Association ("AAA"). The arbitration shall be held in Greensboro, North Carolina and shall be conducted in accordance with the commercial arbitration rules of the AAA, except that the rules set forth in this Section
4.21 shall govern such arbitration to the extent they conflict with the rules of AAA.

     (b) Upon written notice by a party to the other parties of a request for arbitration hereunder, the parties shall use their best efforts to cause the arbitration to be conducted in an expeditious manner. All other procedural matters shall be within the discretion of the arbitrators. In the event a party fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrators, the arbitrators shall fix a reasonable period of time for compliance and, if the party does not comply within said period, a remedy deemed just by the arbitrators, including an award of default, may be imposed.

     (c) The determination of the arbitrators shall be final and binding on the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The parties shall each be responsible for their own expenses in connection with such arbitration, including without limitation legal fees and fees of experts; provided, however, that the parties shall share equally in the expense of the arbitrators and of the AAA; provided, however, that the foregoing shall not be in derogation of either party's rights to recover Losses and Expenses (including its share of arbitrators and AAA fees and expenses) under Article VIII hereof pursuant to this Section 4.21.


                                    ARTICLE V
                             [INTENTIONALLY OMITTED]


                                   ARTICLE VI
                         CONDITIONS PRECEDENT TO CLOSING


     6.1 BUYER'S CONDITIONS TO CLOSING. Unless waived in writing by Buyer, the obligation of Buyer to purchase and pay for the Sale Assets and to assume the Assumed Liabilities and obligations set forth herein shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

            (a) All representations and warranties of Sellers contained in this Agreement and the Schedules hereto shall be true and correct at and as of the Closing Date and Sellers shall have performed in all material respects all agreements and covenants and satisfied all conditions on their part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Sellers shall deliver at Closing an officer's certificate so stating.

            (b) There shall have been no material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity, act of God or the public enemy to the Sale Assets.

            (c) The waiting period under the HSR Act shall have expired or been terminated, and no action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

            (d) Each Seller shall have delivered to Buyer a Certificate of the Secretary of State (or other authorized public official) of its jurisdiction of incorporation certifying as of a date reasonably close to the Closing Date that it is, as of such date, in good standing, or in existence, and authorized to transact business as a domestic corporation.

            (e) Each Seller shall have delivered to Buyer a Certificate of the Secretary of State (or other authorized public official) of each jurisdiction in which said Seller has a store in one of Sellers' Leased Premises certifying as of a date reasonably close to the Closing Date that it is, or at such date is authorized to transact business in such jurisdiction as a foreign corporation.

            (f) Sellers shall have executed and delivered the Bill of Sale and Assignment Agreement and other required documents of transfer.

            (g) Each Seller shall have delivered to Buyer a certificate of its corporate Secretary or Assistant Secretary certifying:

                 (1) a true, accurate and complete copy of Buyer's Certificate/ Articles of Incorporation, Bylaws, and resolutions of its Board of Directors and, in the case of Montgomery and Caldwell, its stockholders, authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                 (2) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

            (h) The approval and all consents from third parties and governmental agencies that are Sellers' responsibility and required to consummate the transactions contemplated hereby shall have been obtained.

            (i) No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby.

            (j) As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any condition on the consummation of the transactions contemplated hereby, or materially adversely affecting the rights of Buyer to own the Sale Assets and operate the Dalton Store, the Muncy Store, or the stores in the Jewel Box Division, which is unduly burdensome on Buyer.

            (k) Buyer shall have received an opinion of counsel for the Sellers as to matters reasonably required by Buyer in form and substance reasonably satisfactory to Buyer.

            (1) All documents to be updated or delivered by Sellers to Buyer at or before the Closing shall have been so updated, duly executed, and delivered.

            (m) Sellers shall have executed and delivered the assignment of Sellers Leases and other documents requiring their respective signatures.

            (n) Landlord consents for Buyer's assumption of Sellers' Leases for at least thirty-two (32) of the Leased Premises shall have been obtained.

            (o) Buyer and its authorized representatives shall have been given access to and been permitted to review business records and other materials or information as shall have been reasonably requested by Buyer with respect to the Sale Assets, Assumed Liabilities and the business conducted by the Jewel Box Division, the Dalton Store and the Muncy Store and to visit with or otherwise contact employees, customers and suppliers of Sellers affiliated with the Jewel Box Division, the Dalton Store and the Muncy Store (provided any such visit or contact shall be conducted in a manner reasonably agreeable to Sellers and approved in advance by Sellers) and Buyer shall be satisfied, in its business judgment and discretion, that the physical and operating condition of the Sale Assets as well as the relationship with Sellers' employees, customers and suppliers of the Jewel Box Division, the Dalton Store and the Muncy Store, conform in all material respects with the descriptions thereof contained in this Agreement (including the preliminary Schedules delivered pursuant hereto as of the date hereof), subject to the conduct of business permitted and prohibited under Section 4.5 hereof. The foregoing notwithstanding Sellers and Buyer agree as follows:

            (i) During the three-week period beginning on the date hereof (and with respect to the Sellers' Leases, by no later than June 23, 1998), Sellers shall prepare and deliver the Schedules called for herein to Buyer and shall deliver or make available information as provided in Section 4.3.

            (ii) During the five-week period beginning on the first day of the three-week period described in (i) above, Buyer shall have the opportunity to review the Schedules and the representations and warranties contained herein and to advise Sellers of any additional Schedule information, representations, warranties or covenants ("Additional Requests") it may in good faith deem appropriate.

            (iii) During the five-week period described in (ii) above, Sellers shall obtain any required bank consent(s) and the consent of FDR, in each case, with respect to the transactions contemplated hereby.

            (iv) During the two-week period immediately following Buyer's last request in (ii) above, Sellers shall provide the Additional Requests to Buyer.

            (v) Buyer shall have a two-week period from the day Sellers provide the last of the Additional Requests to notify Sellers if, based upon Buyer's investigation as provided in this Section 6.1(o), Buyer has determined, in its business judgment, that the physical and operating condition of the Sale Assets as well as the relationship with Sellers' employees, customers and suppliers of the Jewel Box Division, the Dalton Store and the Muncy Store, do not conform in all material respects with the descriptions thereof contained in this Agreement (including the preliminary Schedules delivered pursuant hereto as of the date hereof), subject to the conduct of business permitted and prohibited under Section 4.5 hereof, and that Buyer has determined not to proceed with the transaction as contemplated herein subject only to the conditions to Closing described in paragraph (a) through (n) of this Section 6.1, but not subject to the condition to Closing described in this paragraph (o) of Section 6.1.

     (p) Sellers shall have obtained the written consent of each of NationsBank, N.A. (or any successor thereto) ("NCNB") and Branch Banking & Trust Company (or any successor thereto) ("BB&T") to this Agreement and the transactions contemplated hereunder, and Sellers shall have obtained from each of NCNB and BB&T written evidence, in form and substance reasonably satisfactory to Buyer of the termination or release of each such bank's respective security interests in the Sale Assets.

     (q) The items in dispute pursuant to Section 1.2.1(a) shall have a total Sellers' Book Value of less than $20,000 and the items in dispute pursuant to
Section 1.2.1(b) shall have a total Sellers' Book Value of less than $20,000.

     6.2 SELLERS' CONDITIONS TO CLOSING. Unless waived in writing by Sellers, the obligation of Sellers to sell, grant, convey, assign, transfer and deliver the Sale Assets shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

            (a) All representations and warranties of Buyer contained in this Agreement and the Schedules hereto shall be true and correct at and as of the Closing Date and Buyer shall have performed in all material respects all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement and Buyer shall deliver at Closing an officer's certificate so stating.

            (b) Buyer shall have made payment of the Purchase Price as provided in this Agreement.

            (c) The waiting period under the HSR Act shall have expired or become terminated and no action, suit investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

            (d) Buyer shall have delivered to Sellers a Certificate of the Secretary of State (or other authorized public official) of Buyer's jurisdiction of incorporation certifying as of a date reasonably close to the Closing Date that Buyer is, as of such date, in good standing, or in existence, and authorized to transact business as a domestic corporation.

            (e) Buyer shall have delivered to Sellers Certificates of the Secretaries of State of North Carolina, Virginia, Tennessee, Georgia, West Virginia, Kentucky, Florida, and Pennsylvania, certifying as of a date reasonably close to the Closing Date that Buyer is, as of such date, authorized to transact business as a foreign corporation in that jurisdiction or evidence that it has applied for qualifications to transact business in such jurisdictions.

            (f) Buyer shall have executed and delivered the Instrument of Assumption, the assignment of Sellers' Leases and other documents requiring its signature.

            (g) Buyer shall have delivered to Sellers a certificate of its corporate Secretary or Assistant Secretary certifying:

                 (1) a true, accurate and complete copy of Buyer's Certificate/Articles of Incorporation, Bylaws, and resolutions of its Board of Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                 (2) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

            (h) The approval and all consents from third parties and governmental agencies that are Buyer's responsibility and are required to consummate the transactions contemplated hereby shall have been obtained.

            (i) No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

            (j) As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any condition on the consummation of the transactions contemplated hereby, which is unduly burdensome on Sellers.

            (k) The items in dispute pursuant to Section 1.2.l(a) shall have a total Sellers' Book Value of less than $20,000 and the items in dispute pursuant to Section 1.2.l(b) shall have a total Sellers' Book Value of less than $20,000.

            (l) Sellers shall have received an opinion of counsel for the Buyer as to matters reasonably required by Sellers in form and substance reasonably satisfactory to Sellers.

            (m) Landlord consents for Buyer's assumption of Sellers' Leases for at least thirty-two (32) of the Leased Premises shall have been obtained.

            (n) All documents to be delivered by Buyer to Sellers on or before Closing shall have been duly executed and delivered to Sellers.


                                   ARTICLE VII
                           TERMINATION AND ABANDONMENT


     7.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time after the date of this Agreement but not later than the Closing:

            (a)  by the mutual consent of Sellers and Buyer; or

            (b) by Buyer at any time after September 30, 1998, if, by that date, the conditions set forth in Section 6.1 of this Agreement shall not have been fulfilled or waived; or

            (c) by Sellers at any time after September 30, 1998, if, by that date, the conditions set forth in Section 6.2 of this Agreement shall not have been fulfilled or waived; or

            (d) by Buyer or by Sellers at any time if there has been a material breach of any representation or warranty made by the other party herein or in any certificate or other document delivered pursuant hereto by such other party or if there has been any failure by the other party to perform in all material respects all obligations or to comply with all covenants on its part to be performed hereunder, and such breach is not cured within seven (7) days after notice thereof from the other party; or

            (e) by Buyer or by Sellers if there shall have been any statute, rule or regulation enacted or promulgated by any government or governmental agency in the United States of America that, in the reasonable judgment of Buyer or of Sellers, as the case may be, would (i) result in a significant delay in the ability of the parties to consummate the transactions contemplated hereby; (ii) render the parties unable to consummate the transactions contemplated hereby; or (iii) make such consummation illegal.

     7.2 PROCEDURE UPON AND EFFECT OF TERMINATION. In the event of any termination and abandonment pursuant to Section 7.1 of this Agreement, written notice thereof shall forthwith be given to the other party and the transactions contemplated in this Agreement shall thereupon be terminated and abandoned, without further action by Buyer or Sellers, and there shall be no liability on the part of Sellers or Buyer or their respective officers, directors or shareholders, except for the breach of any representation, warranty or covenant contained herein that is within the control of the party in breach.


                                  ARTICLE VIII
                                INDEMNIFICATION


     8.1 INDEMNIFICATION BY SELLERS. Upon the terms and subject to the conditions set forth in Section 8.3 hereof and this Section 8.1, Sellers agree to defend, indemnify and hold Buyer, its successors and assigns, employees, officers, directors, agents and representatives and heirs, personal representatives and estates (the "Indemnified Buyer") harmless against and from, and will reimburse each Indemnified Buyer on demand for, any and all claims, demands, causes of action, liabilities, losses, damages, costs or expenses (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such claim, damage, cause of action, liability, loss, damage, cost or expense) (all of the foregoing are hereinafter referred to as "Losses") made or incurred by, asserted against or sustained by an Indemnified Buyer at any time after the Closing Date in respect of or arising out of:

            (a) any and all Excluded Liabilities or Sellers' failure to perform any Excluded Liability;

            (b) any misrepresentation, breach, or failure to perform any term, provision, covenant or agreement on the part of any Seller contained in this Agreement, or any agreement or document contemplated herein, or from any misrepresentation in, or failure to disclose any material fact in, any certificate or other instrument furnished or to be furnished by Sellers to Buyer pursuant to this Agreement;

            (c) any and all liabilities, obligations, claims, damage or deficiency arising out of or related to Sellers' failure to comply with the bulk transfer provisions in effect in the state or states in which the Sale Assets are located;

            (d) except as otherwise expressly provided in this Agreement, any business conducted at or occurrence taking place at the Leased Premises prior to the Closing Date;

            (e) any obligations or liabilities relating to Sellers' termination of the employment of any of its employees as a result of the transactions contemplated hereby or otherwise relating to any employee of a Seller, except as specifically assumed by Buyer under this Agreement;

            (f) except as otherwise expressly provided in this Agreement, all expenses, accounts payable and liabilities of and from the operation of Sellers' business attributable to the period prior to the Closing Date including without limitation Taxes, accounts payable and claims arising at any time related to or connected with errors, omissions, negligence or wilful misconduct of or asserted against Sellers; and/or

            (g) all Losses arising out of any claim of lien incurred or created by Sellers.

     8.2 INDEMNIFICATION BY BUYER. Upon the terms and subject to the conditions set forth in Section 8.3 hereof and this Section 8.2, Buyer agrees to indemnify, defend, and hold each Seller, its successors and assigns, employees, officers, directors, agents and representatives and their heirs, personal representatives and estates (the "Indemnified Seller") harmless against and from, and will reimburse each Indemnified Seller on demand for, any and all Losses made or incurred by or asserted against or sustained by any Indemnified Seller at any time after the Closing Date in respect of or arising out of or the result of:

            (a)  any Assumed Liabilities;

            (b) any misrepresentation, breach, or failure to perform any term, provision, covenant or agreement on the part of Buyer contained in this Agreement, or any agreement or document contemplated herein, or from any misrepresentation in, or failure to disclose any material fact in, any certificate or other instrument furnished or to be furnished by Buyer to Sellers pursuant to this Agreement;

            (c) any claim made against an Indemnified Seller in respect of any of the Assumed Liabilities including, without limiting the generality of the foregoing, any and all liabilities, costs and expenses arising directly or indirectly from Buyer's failure to perform any obligation assumed by Buyer;

            (d) any business conducted at or occurrence taking place at the Leased Premises on or after the Closing Date; and

            (e) any claim by an Affected Employee in respect of Accrued Leave (as defined in Section 9.l(a)), including claims for damages and penalties under applicable law for non-payment of amounts due for Accrued Leave; provided, that Buyer shall have no obligations to any Indemnified Seller with regard to any claim by any Affected Employee in respect of unused vacation and/or personal leave time accrued as of the Closing Date (including claims for damages and penalties under applicable law) for non-payment of amounts due with respect to whom Buyer has paid Sellers for such Affected Employee's Accrued Leave as provided in Section 9.1; and provided further that Buyer shall have no obligation to any Seller Employees who are not Affected Employees in respect of unused vacation and/or personal leave time accrued as of the Closing Date except as expressly set forth herein.

     8.3 CONDITIONS OF INDEMNIFICATION. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any matter or related series of matters (a "Claim") against which a party hereto is indemnified (the "Indemnified Party") by the other party (the "Indemnifying Party") under Sections 8.1 or 8.2 hereof:

            (a) Promptly after the Indemnified Party first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a "Third Party Claim"), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall no later than fifteen (15) days after the date on which the Indemnified Party first becomes aware of said matter give written notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents; provided that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

            (b) Subject to Section 8.3(c), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Party Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder, and in any such case the Indemnifying Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith and shall reimburse the Indemnified Party, on a current basis, for all reasonable legal expenses (including out-of-pocket expenses) incurred by such Indemnified Party in connection with such Third Party Claim; provided, that the Indemnifying Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnifying Party (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action, or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnifying Party shall fail, within fourteen (14) days after the making of such request, to acknowledge and agree in writing that if such claim, action or suit shall be adversely determined, such Indemnifying Party has an obligation to provide indemnification hereunder to such Indemnified Party; provided that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided ~ in such event, the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

            (c) If the Claim involves a Third Party Claim that is solely for money damages and, where a Seller is the Indemnifying Party, will have no continuing adverse effect in any material respect on the Sale Assets, then the Indemnifying Party shall have the right, at its sole cost, expense, and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim, if the Indemnifying Party has acknowledged and agreed in writing that if the same is adversely determined, the Indemnifying Party has an obligation to provide indemnification to the Indemnified Party in respect thereof; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party's failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Sections 8.1 or 8.2 hereof, regardless of the outcome of such Third Party Claim. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney's fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, Buyer and Sellers shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution, including, without limitation, attendance at hearings and trials and assistance in securing and giving evidence and obtaining the attendance of witnesses.

            (d) In the event of any payment on such a claim by the Indemnifying Party, the Indemnifying Party shall be subrogated to the Indemnified Party's rights of recovery against any person or organization and the Indemnified Party shall execute and deliver instruments and papers and do whatever else is necessary to secure such rights. The Indemnified Party shall use its reasonable best efforts to refrain from knowingly taking any action to materially prejudice such rights.

            (e) Any indemnification payment hereunder with respect to any Loss or Expense shall be an amount which is sufficient to compensate the Indemnified Party for the amount of such Loss or Expense, after taking into account all increases in federal, state, local, foreign or other Taxes payable by the Indemnified Party as a result of the receipt of such payment (by reason of such payment being included in income, resulting in a reduction of tax basis, or otherwise increasing such Taxes payable by the Indemnified Party at any time).

     8.4 LIMITATION ON INDEMNIFICATION. The indemnification obligations of the parties hereto under this Article VIII shall survive the consummation of the transactions contemplated herein and shall continue with respect to all claims that are timely made in accordance with the provisions of Section 8.1 and
Section 8.2 of this Agreement and no more than three (3) years after the Closing. The prior sentence notwithstanding, indemnification obligations of the Sellers under this Article VIII with respect to any misrepresentation breach or failure to perform any term, provision, covenant or agreement on the part of a Seller contained in Sections 2.8, 2.10, 2.19, 4.16, 9.2, 9.3, 9.4 and 9.5 shall remain in effect for the applicable statute of limitations; Section 4.7 shall remain in effect for a period of one (1) year after the respective dates specified therein; and Sections 2.1, 2.2, 2.3, 3.1, 3.2, 8.l(a) and 8.2(a) shall remain in effect without limitation as to time.

     8.5 SECTION MISC. INDEMNIFICATION PROVISIONS. Nothing in this Article VIII shall limit Buyer or Sellers in any way in exercising any rights or securing any remedies provided by applicable common law with respect to seeking recovery for intentional fraud or intentional fraudulent conduct by the other party or parties in connection with this Agreement.





                                   ARTICLE IX
                               SELLERS' EMPLOYEES


     9.1  EMPLOYMENT.

     (a) Subject to Section 4.6 and Section 4.14 of this Agreement and consistent with Section 9.l(c) below, Buyer may employ such persons employed or formerly employed by Sellers in connection with Sellers' pre-Closing store operations at the Leased Premises ("Seller Employees") as Buyer shall, in its sole discretion, determine. Promptly after the date hereof, Sellers shall notify each Seller Employee of this transaction, that Buyer will be meeting with Seller Employees and provide such other information as shall be agreeable to Sellers and Buyer. Buyer shall meet, in person or by telephone, with Seller Employees by July 31, 1998 to discuss possible employment by Buyer. Buyer shall deliver written notice to CCJ by no later than September 1, 1998 of all Seller Employees to whom Buyer has made an offer of employment and who have accepted such offers and not rescinded such acceptances, as of August 31, 1998, and such notice shall be updated to reflect such employees as of the date prior to the Closing Date (as updated, the "Affected Employees"). Any Seller Employees who are so employed by Buyer on or after the Closing Date ("Buyer Employee") will receive such compensation and other benefits from Buyer as each such Buyer Employee and Buyer may mutually agree upon. Buyer may offer Affected Employees the option to agree to accept from Buyer a credit for Accrued Leave in lieu of a cash payment for Accrued Leave upon the termination of their respective employment by any Seller. Every such agreement by an Affected Employee ("Accrued Leave Agreement") shall be in writing in the form reasonably approved by counsel for Sellers, shall be signed by the Affected Employee before the Closing, and shall contain the agreement of the Affected Employee releasing and agreeing to hold harmless the Sellers with respect to Accrued Leave. On the day before Closing, Buyer shall furnish to Sellers a list of any and all Affected Employees who have signed Accrued Leave Agreements and at Closing Buyer shall furnish to Sellers a signed original of the Accrued Leave Agreement for each Affected Employee who shall have signed an Accrued Leave Agreement. No later than the next regular payday following termination of the employment with any Seller of each Seller Employee that is an Affected Employee who has not executed an Accrued Leave Agreement, Sellers shall pay to such Affected Employee all amounts that are due to such Affected Employee under applicable law in respect of Accrued Leave. Buyer agrees to pay to CCJ, upon demand by CCJ, the aggregate of all payments in respect of Accrued Leave that Sellers have made to all Affected Employees who have not executed Accrued Leave Agreements, together with the aggregate amount of al employment taxes that Sellers were required to withhold from such payments, and the aggregate amount of the employer's share of Unemployment, Social Security and Medicare taxes thereon. CCJ's demand for payment of the foregoing amounts shall be accompanied by a schedule of all payments for which reimbursement is requested, itemized by Affected Employee and date and category of payment.
Schedule 9.1 (to be provided in accordance with Section 6.l(o)) contains a true and complete list of Seller Employees (including Affected Employees), including each such employees' unused vacation and/or personal leave time accrued as of June 30, 1998, which Schedule shall be updated accurately and completely during the Interim Period upon Buyer's reasonable request, and as of the day prior to Closing and delivered to Buyer one day before the Closing (as updated through the day prior to the Closing Date and reflected in such Schedule 9.1, "Accrued Leave"). Buyer shall finalize arrangements to employ Sellers' Employees two (2) weeks prior to Closing Date, but effective on the Closing Date. Beginning August 23, 1998, Buyer shall, at its sole expense, be permitted to send, and Sellers shall permit employees who have accepted employment with Buyer to attend employee training sessions for up to three (3) consecutive days prior to Closing (provided that Buyer must schedule all such training sessions with the applicable store manager and Buyer must reimburse Sellers an amount equal to the aggregate cash salary that each Buyer Employee is entitled to be paid by Sellers during the time in which such Buyer Employee attends such training sessions) (including all employment taxes that are required to be withheld from such payments, and the employer's share of Unemployment, Social Security and Medicare taxes thereon and including overtime pay incurred on account of time spent by such employee in such training).

     (b) Nothing contained in this Agreement shall be deemed to: (i) require Buyer to employ any Seller Employees or other employees or former employees of Sellers; (ii) limit Buyer's right, in its sole discretion, to terminate any employee-at-will, change employee compensation arrangements or otherwise exercise the management prerogatives of Buyer with respect to its employees, including any Buyer Employee; (iii) create any third party beneficiary rights, claims or causes of action of any kind or nature or grant any such rights, claims or causes of action to any Seller Employees. Sellers will notify all persons employed by them in connection with their pre Closing store operations at the Leased Premises in writing prior to the Closing Date if their employment with Sellers will not be continued by Sellers after the Closing Date, and will timely notify such persons of Sellers' obligations to them as described in Sections 9.2 and 9.3.

     (c) Buyer will not talk to any employees of Sellers about the possibility of employment with the Buyer other than in accordance with Section 9.1(a) above. By no later than June 25, 1998, Sellers will provide to Buyer a list of Vice Presidents or District Managers whom Sellers may wish to retain; together with a schedule that contains for all Seller Employees, except those Vice Presidents or District Managers Buyer may not contact: (i) a list of all employees or commission salespersons of the Jewel Box Division, the Dalton Store and the Muncy Store as of May 31, 1998; (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of Sellers) provided by Sellers to any such employees or salespersons; and (iii) a list of all employees or commission salespersons of the Jewel Box Division, the Dalton Store and the Muncy Store who have terminated or given notice of their intention to terminate their relationship with Sellers, the Jewel Box Division the Dalton Store or the Muncy Store since May 31, 1998. Buyer agrees not to offer employment to, hire, or induce to leave the employment of Sellers any Vice President or District Manager whose name appears on said list until such time as Sellers shall notify Buyer that Buyer may be permitted to do so, or any employee of Sellers not employed at the Dalton Store, the Muncy Store, or the stores in the Jewel Box Division. Buyer further agrees that it will not offer employment to, hire, or induce to leave the employment of Sellers any person who is transferred from any store location not covered by this Agreement to any store location covered by this Agreement during the Interim Period for the sole purpose of filling a vacancy which could not otherwise reasonably be filled.

     (d) Buyer shall keep John Cohen informed generally of Buyer's contacts with Seller Employees (including generally all proposed meeting dates) and of Buyer's communications with such employees.

     9.2 EMPLOYEE BENEFITS. Except as provided in Section 9.1, Buyer does not assume, undertake or accept, and shall not be liable for, any obligations, duties or responsibilities of Sellers that now exist or may arise in the future to any employee or former employee of Sellers or any of such employee's beneficiaries, heirs or assigns arising out of (a) such employee's or former employee's employment by Sellers prior to the Closing Date, including, without limitation, obligations for accrued compensation, or (b) the transactions contemplated by this Agreement and liability for workers' compensation or similar workers' protection claims in connection with accidents occurring prior to the Closing Date, and Sellers agree to satisfy all such obligations or to resolve such obligations in a timely manner.

     9.3 HEALTH CARE COVERAGE. Each Seller acknowledges that incident to the consummation of the transactions contemplated hereby, it is obligated to provide each of its covered employees and all "qualified beneficiaries", within the meaning of Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended, and Title VII of ERISA, with notice of the right to elect continuation coverage under each Seller's existing group health plan, all in accordance with the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended, and Title VI of ERISA. Each Seller will provide for such continuation coverage for each covered employee and "qualified beneficiary" who elects to continue such coverage pursuant to Code Section 4980B and Title VI of ERISA. Buyer assumes no responsibility or obligation for fulfilling the obligations of Sellers under Code Section 4980B, under its predecessor provision or under Title VI of the Employment Retirement Income Security Act of 1974, as amended, or under any similar state statute.

     9.4 EMPLOYEE BENEFIT PLANS. Except as provided in Section 9.1 of this Agreement, there will be no transfer to Buyer of any (a) assets or liabilities of or obligations with respect to any employee benefit plans of Sellers, as that term is defined in Section 3(3) of ERISA, or (b) rights or obligations pursuant to any contract requiring maintenance of any such plan after the Closing Date.

     9.5 SELLERS' LAST DAY OF BUSINESS. Sellers' last day of business at each Leased Premises purchased hereunder on the Closing Date shall be the date immediately preceding the Closing Date and Sellers shall be solely responsible for and subject to, and, except as specifically provided for in Section 9.1, timely pay all salaries, wages, bonuses, vacation, sick leave pay, severance, other benefits and all other such amounts owed and payable to its employees as of the Closing Date and, except as specifically provided for in Section 9.1, Buyer shall assume no liability to pay such items.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 EXPENSES. Except as otherwise provided herein, each of the parties hereto will pay its respective costs and expenses of performance of and compliance with this Agreement. Sellers shall be solely responsible for and shall file returns for and pay any and all fees, costs, charges and expenses payable to any federal, state or municipal authority including without limitation all transfer, sales and other taxes assessed against Sellers.

     10.2 NOTICES. All notices, requests, consents and other communications hereunder (in this Section referred to individually as a "notice") shall be by registered or certified first-class mail, postage prepaid, by personal delivery, by courier service, or by fax or other form of written recorded communication:

           (a)    If to Buyer, to:

                  Marks Bros. Jewelers, Inc.
                  155 North Wacker Drive
                  Chicago, Illinois 60606
                  ATTN: Hugh M. Patinkin
                  Facsimile No.: 312/782-8299

           (b)    If to Sellers, to:

                  Carlyle & Co. Jewelers
                  4615 Dundas Drive
                  Greensboro, North Carolina
                  27407-1613
                  ATTN: John K. Cohen

                         OR

                  Post Office Box 21768
                  Greensboro, North Carolina
                  27420-1768
                  FAX No.: 336/294-2679

                  With a copy to:

                  Robert O. Klepfer, Jr.
                  Stern & Klepfer, L.L.P.
                  600 NationsBank Building
                  101 West Friendly Avenue
                  Greensboro, North Carolina 27401



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



                         OR

                 Post Office Box 3112
                 Greensboro, North Carolina 27402
                 FAX No.: 336/272-8258

or at such other address as shall be given in writing by any party to the other parties hereto. Any notices, requests and communications given as aforesaid shall be deemed to have been effectively given and received, if transmitted by fax or other form of written recorded communication, on the next business day following transmission; if sent by registered or certified first-class mail, on the date of delivery, as shown on the return receipt; if delivered by courier service, on the day delivered.

         10.3 ASSIGNMENT AND SUCCESSORS BOUND. This Agreement may not be assigned by any party hereto without the consent of the other party and shall be binding upon the parties hereto and their successors and permitted assigns.

         10.4 HEADINGS. The division of this Agreement into Articles, Sections, Subsections, and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof.

         10.5 ENTIRE AGREEMENT AND TIME OF THE ESSENCE. This Agreement and any documents to be delivered pursuant hereto and the attached Schedules constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Time is of the essence in this Agreement.

         10.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

         10.7 GOVERNING LAW. This Agreement, and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of North Carolina (without regard to the conflict of laws provision of any jurisdiction) as to all matters, including, without limitation, matters of validity, interpretation, construction, effect, performance and remedies.

         10.8 SEVERABILITY. Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed here from and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall (a) be severed from any illegal, invalid or unenforceable Article, Section,



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


Subsection or other subdivision of this Agreement or any other provision of this Agreement, and (b) otherwise remain in full force and effect.

         10.9 CONFIDENTIAL NATURE OF INFORMATION. Each of Sellers (herein collectively referred to as a "party") on the one hand, and Buyer (herein referred to as a "party") on the other hand, agrees that it will treat in confidence all documents, materials and other information ("Evaluation Material") which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Sellers, to their counsel, accountants and financial advisors, and in the case of Buyer, to its counsel, accountants, financial advisors or lenders and as provided in the last sentence of this Section 10.9). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Sale Assets; provided, however, that after the Closing, Buyer may use or disclose any confidential information included in the Sale Assets or otherwise reasonably related to the Businesses Sale Assets. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of a prohibited disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby. Notwithstanding anything herein to the contrary, Buyer shall be permitted to disclose Evaluation Material to third parties in connection with any contemplated resale of any Sale Assets to be effected by Buyer after the Closing (e.g. accounts receivable and inventory) to such third parties, provided that the Evaluation Material so disclosed relates specifically to those Sale Assets; provided further, that Buyer agrees to be responsible for such third party maintaining the confidentiality of such Evaluation Information consistent with this Section 10.9; and provided further, that Buyer agrees to indemnify and hold harmless Sellers from any claims made by any such third party based upon their reliance on such Evaluation Material, but only if such Evaluation Material does not breach a representation or warranty contained herein.

         10.10 AMENDMENT AND WAIVER. This Agreement (including the Schedules hereto) may be amended by the parties hereto at any time only by an instrument in writing signed by all parties hereto.

         Sellers or Buyer may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with



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


any of the conditions or covenants of the other party contained in this Agreement; or (iv) waive performance of any of the obligations of the other party under this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         10.11 NO THIRD PARTY BENEFICIARY. No person who is not a party to this Agreement, including without limitation any employee who may be deemed to be an incidental beneficiary of Article IX, shall be deemed to be a beneficiary of any provision in this Agreement, and no such person shall have any rights of enforcement or to damages.

         10.12 DOLLAR AMOUNTS. All dollar amounts in this Agreement are stated in and shall be interpreted to be in the currency of the United States.

         10.13 INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         10.14 DRAFTING. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party. The parties hereto therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.

         10.15 SURVIVAL OF WARRANTIES. All representations, warranties, covenants and agreements hereunder of Sellers and Buyer shall survive the Closing and the consummation of the sale to Buyer provided for hereunder, notwithstanding any investigation which may have been made by or on behalf of Sellers and Buyer.

                                   ARTICLE XI
                               CLOSING DOCUMENTS

         11.1 SELLERS. On the Closing Date, Sellers shall deliver to Buyer:

                 (a) the Assignments of Sellers' Leases;

                 (b) a Bill of Sale or other appropriate document, as reasonably determined by Buyer, conveying to Buyer the Fixed Assets, Inventory, and other tangible personal property included in the Sale Assets;

                 (c) an Assignment conveying to Buyer Sellers' interest in the Purchased Accounts Receivable;

                 (d) assignments and assumption agreements conveying Sellers' interest in contracts, agreements and other intangible assets, but not including Sellers' Leases, conveyed to Buyer hereunder;

                 (e) all documents to be updated and delivered by Sellers to Buyer at the Closing; and

                 (f) the documents identified in Sections 6. l(a), (d), (e),
         (g), (h), (k), (l), (m) and (p) of this Agreement.

         11.2 BUYER. On the Closing Date, Buyer shall deliver to Sellers:

                 (a) the Assignments of Sellers' Leases;

                 (b) the Purchase Price in immediately available funds;

                 (c) the documents identified in Sections 6.2(a), (d), (e), (f),
         (g), (h) and (l) of this Agreement;

                 (d) an assumption agreement, or other appropriate document as reasonably determined by Sellers, with regard to the Assumed Contracts, Prepaid Expenses and the Assumed Liabilities (the "Instrument of Assumption"); and

                 (e) any Accrued Leave Agreements as provided for in Section 9. l(a) of this Agreement.

     Prior to the Closing Date, Sellers and Buyer shall deliver to each other proposed drafts of the Closing documents required to be delivered by them pursuant to this Article XI.

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



     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.

                                    SELLERS:

                                    CARLYLE & CO. JEWELERS

ATTEST:

/s/ Martin M. Bernstein             By: /s/ John K. Cohen
------------------------             ------------------------
Assistant      Secretary                     President

(Corporate Seal)

                                    CARLYLE & CO. OF MONTGOMERY

ATTEST:

/s/ Martin M. Bernstein     By: /s/ John K. Cohen
-----------------------     -------------------------
       Secretary                      President

(Corporate Seal)

                                    J.E. CALDWELL CO.

ATTEST:

/s/ Martin M. Bernstein             By: /s/ John K. Cohen
------------------------            -------------------------
       Secretary                    President

(Corporate Seal)


                                    BUYER:

                                    MARKS BROS. JEWELERS, INC.

ATTEST:

/s/ John Desjardins         By:/s/ Hugh Patinkin
---------------------       -----------------------
     Secretary              President

(Corporate Seal)





STATE OF _________________________________

COUNTY OF __________________________________

     I, the undersigned Notary Public, do hereby certify that _______________ personally came before me this day and acknowledged that he is Secretary of MARKS BROS. JEWELERS, INC., a Delaware corporation, and that, by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its President, sealed with its corporate seal, and attested by himself as its Secretary.

     Witness my hand and official seal, this _________ day of _____________, 1998.


                        ____________________
                           Notary Public

My Commission Expires:

________________

NORTH CAROLINA

GUILFORD COUNTY

     I, the undersigned Notary Public, do hereby certify that _________________ _____________ personally came before me this day and acknowledged that he is Assistant Secretary of CARLYLE & CO. JEWELERS, a Delaware corporation, and that, by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its President, sealed with its corporate seal, and attested by himself as its Assistant Secretary.

     Witness my hand and notarial seal, this _______ day of _________________, 1998.

                                       _______________________
                                             Notary Public

My Commission Expires:

________________


                     * * * * * * * * * * * * * * * * * * *


NORTH CAROLINA

GUILFORD COUNTY

     I, the undersigned Notary Public, do hereby certify that ______________________ personally came before me this day and acknowledged that he is _________________ Secretary of CARLYLE & CO. OF MONTGOMERY, an Alabama corporation, and that, by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its ________________ President, sealed with its corporate seal, and attested by himself as its _____________________ Secretary

     Witness my hand and notarial seal, this ________ day of _________________, 1998.

                                       ______________________
                                             Notary Public

My Commission Expires:

_________________

NORTH CAROLINA

GUILFORD COUNTY

     I, the undersigned Notary Public, do hereby certify that __________________________ personally came before me this day and acknowledged that he is ______________________ Secretary of J.E. CALDWELL CO., a Pennsylvania corporation, and that, by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its __________ President, sealed with its corporate seal, and attested by himself as its ____________________________ Secretary.

     Witness my hand and notarial seal, this _______ day of ______________________, 1998.


                                       ______________________
                                             Notary Public

My Commission Expires:

____________________